Form 10KSB40, Exhibit 13
period 1998-09-30
BRYAN COLLEGE STATION FINANCIAL HOLDING CO
filed 1998-12-29
CIK 1030859

EXHIBIT 13







--------------------------------------------------------------------------------


                               1998 ANNUAL REPORT

--------------------------------------------------------------------------------



















               THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY
                                  BRYAN, TEXAS

--------------------------------------------------------------------------------


                                TABLE OF CONTENTS

--------------------------------------------------------------------------------



President's Message............................................................1

Selected Consolidated Financial Information....................................4

Management's Discussion and Analysis of Financial

  Condition and Results of Operations..........................................6

Consolidated Financial Statements.............................................25

Corporate Information.........................................................51

                            [THE COMPANY LETTERHEAD]

                                             January 4, 1999


Dear Stockholder of The Bryan-College Station Financial Holding Company:

         These past twelve months have been most interesting, exciting and challenging! During this past year (and particularly during the first half of the year), your Board of Directors and staff worked very hard with our regulatory attorneys, auditors, investment bankers and regulatory agencies -- to organize a new holding company for First Federal Savings Bank, so that good friends like you would have an opportunity to invest in the common stock of this holding company.

         Then, after the sale of the common stock and the placement of the debentures of the holding company, the proceeds received were used by the holding company to purchase approximately 68% of the common stock of First Federal - with the owners of the remaining 32% of First Federal's common stock electing to exchange their stock for the common stock in the new holding company. We thank these stockholders for their continued support.

         We had a vision for this institution in the early 90's- to transition First Federal into a widely owned, independent, full-service banking institution -- to provide the best service possible to our targeted "niche", the largest segment of our population who have been basically neglected -- the hard working middle-class people in the Bryan-College Station trade area and in the triangle between Houston, Dallas, and Austin, Texas. That vision is in the process of being realized.

         In this past year, First Federal made some significant, positive changes and additions in order to prepare itself for future growth and in order to provide more convenient banking services to its customers. Not unlike 1994 and 1995, when we committed significant time and expenses in order to transition this institution from an old-fashioned savings and loan to a more modern full-service banking environment and also opened our first branch in College Station -- this past year we (i) upgraded our tellers with more experienced, full-time professionals, (ii) opened a new full-service branch in North Bryan adjacent to a key intersection of two major highways, in the heart of a large area where many of our targeted "niche" customers live and an area not presently served by a banking facility, (iii) doubled the size of our staff in our expanding Second Chance Auto Lending Program (which is partially insured against credit-default), (iv) hired new management and added to the staff of our all-important residential lending department and provided this department with new and larger offices on the main east-west artery in College Station, (v) provided 24-hour telephone banking, (vi) continued to address the challenges of the Year 2000 computer issue, with much time and expense, and (vii) did our very best to retain quality people in our dedicated staff, in one of the most competitive and tight labor markets we have seen in years.

         With all of the accomplishments referred to above, we believe that First Federal and its new holding company are now positioned to attain the next level of growth and achieve the vision for its customers and stockholders. The enthusiasm and dedication of our staff and our customers is hard to describe in words, and we feel very blessed to have them as a part of First Federal. Our loan demand continues to be very strong, giving us the ability to loan out a larger percentage of our deposits than any other financial institution in the Bryan-College Station area and with only $21,000 in average annual net loan losses over the past three years, on an average loan portfolio of

$57.4 million. We enjoy good relationships with our principal regulatory agency, and our liquidity remains above the regulatory requirement.

         The real challenges we have now are to control our growth, manage our expenses closely and continue to maximize the efficiency and profitability of your holding company and First Federal -- while maintaining adequate capital ratios as a percentage of our total assets. To assist in these opportunities and challenges, we have just hired an experienced banker/CPA as our new Chief Financial Officer - who will be joining us this next February 1st.

         We are not unmindful of the status of the world economy, especially the economies of Japan and Brazil, which could significantly impact the United States economy. However, we intend to continue to work to improve productivity and profitability and also take cautious advantage of the unique, stable economy of the Bryan-College Station area -- which contains the third largest university in the nation, a fast-growing community college, a new regional computer-related manufacturing plant, a new large computer service company, the new juvenile prison facility (largest in the State of Texas), an ever-growing regional medical complex and other attractive and diverse industries.

         Your Board of Directors and staff remain cautiously optimistic about this next year. As we work towards the completion of the transition of First Federal and its new holding company to the next highest level of opportunity -- with First Federal's diverse and unique range of products and services which we offer to our targeted "niche" of customers -- we intend to constantly "go after what the customer wants", to aim for the top ("there's more room there"), and to go confidently in the direction of our vision and dreams. We believe in making it happen for all of us -- and in particular for you, our stockholders and owners.

         We genuinely appreciate your investment in our stock and your personal support and belief in our future. We promise and commit to you our very best efforts in order to maximize the return on your investment in our stock in the immediate year ahead.

                                               Sincerely,


                                               /s/ Stan Stephen
                                               ----------------
                                               Stan Stephen
                                               President/Chief Executive Officer

BOARD OF DIRECTORS:

Richard L. Peacock, Chairman of the Board/Retired                     Roland Ruffino, Co-Owner/Readfield Wholesale Meats
/Owner/Office Supply                                                  & Readfield Retail Meats
Ernest Wentrcek, Vice Chairman of the Board/Retired                   Robert Conaway, Owner/Progress Supply
Texas A&M and Owner/W&W Realty                                        George Koenig, Executive Vice President & Manager/
Charles Neelley, Secretary-Treasurer of the Board/                    Manufactured Housing Loan Department/First Federal
Retired Texas A&M and Travel/Business                                 Savings Bank
Jack W. Lester, Jr., Assistant Secretary-Treasurer                    Arthur Davila, Retired, Texas A&M University,
of the Board/Retired Owner/Ladies Wear Fashion                        Physical Plant
Business                                                              Joseph W. Krolczyk, Owner/President, KESCO
J. Stanley Stephen, President/CEO, First Federal                      Restaurant Equipment Supply Inc.
Savings Bank                                                          Gary A. Snoe, Owner/President, Snoe Inc. Specialty
Ken Hays, Owner, Aggieland Travel                                     Tool & Die

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following tables present selected consolidated financial data for The Bryan-College Station Financial Holding Company (the "Company") and its wholly-owned subsidiary, First Federal Savings Bank at the dates and for the periods indicated. This information is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Company included elsewhere in this 1998 Annual Report.

                                                   At September 30,
                                     -------------------------------------------
                                       1998    1997      1996     1995     1994
                                     -------------------------------------------
                                                    (In Thousands)

Selected Financial Condition Data:
----------------------------------
Total assets.........................$82,634  $75,089  $57,597  $61,432  $56,089
Loans receivable, net(1)............. 71,994   65,237   49,579   48,605   43,127
Mortgage-backed securities...........    954    1,150    1,292    2,278    2,693
Investment securities................    ---      ---    1,000    1,000    1,000
Deposits............................. 73,554   58,808   51,677   54,939   50,846
Debentures...........................  3,629      ---      ---      ---      ---
Other borrowings.....................  4,429   10,000      ---    1,088      ---
Stockholders' equity.................  1,870    4,834    4,316    4,170    4,047

--------------
(1) Including loans held for sale of $328,000, $204,000, $419,000, $1.8 million and $2.1 million at September 30, 1998, 1997, 1996, 1995 and 1994, respectively.

                                                                                      Year Ended September 30,
                                                                      --------------------------------------------------------------
                                                                       1998          1997         1996         1995        1994
                                                                      --------------------------------------------------------------
                                                                                            (In Thousands)

Selected Operations Data:
-------------------------
Total interest income.............................................     $6,891       $5,597      $4,828       $4,698       $4,020
Total interest expense............................................      3,417        2,659       2,363        2,294        1,758
                                                                      -------   ----------      ------      -------       ------
  Net interest income.............................................      3,474        2,938       2,465        2,404        2,262
Provision for loan losses.........................................         79           25         (52)          27         (401)(1)
                                                                      -------   ----------     -------     --------       ------

  Net interest income after provision for loan losses.............      3,395        2,913       2,517        2,377        2,663

Service charges...................................................        602          585         527          355          202
Gain on sales of loans, mortgage servicing rights, mortgage-
  backed securities and investment securities.....................        229          148         343          213          908
Income from operation of foreclosed real estate...................        (20)         (20)         (9)          (2)         ---
Other noninterest income..........................................        120           62          12           26           14
SAIF Special Assessment...........................................        ---          ---         333          ---          ---
Other noninterest expenses (operating expenses)...................      3,870        2,771       2,715        2,648        3,096
                                                                      -------   ----------      ------       ------       ------
  Income before income taxes......................................        456          917         342          321          691
Income tax expense ...............................................        164          312         108          110          234
                                                                      -------   ----------      ------       ------       ------
  Income before extraordinary item and cumulative effect of
    change in accounting for income taxes.........................        292          605         234          211          457
Income tax benefit from utilizing net operating loss
  carryforwards and cumulative effect of change in accounting
  for income taxes................................................       ---           ---         ---          ---          ---
                                                                      -------   ----------     -------       ------       ------
Net income........................................................    $   292   $      605      $  234        $ 211       $  457(1)
                                                                      =======   ==========      ======        =====       ======

                                                                           At or for the
                                                                     Year Ended September 30,
                                                ----------------------------------------------------------------
                                                    1998          1997         1996          1995         1994
                                                ----------      --------     --------      --------     --------
Other Data:
-----------
Interest rate spread information:
  Average during period(2)......................     4.49%         4.47%        4.11%         3.97%        4.20%
  End of period(3)..............................     5.10          4.56         4.67          4.17         4.29
Net interest margin for the period(4)...........     4.80          4.85         4.45          4.29         4.40

Average interest-earning assets as a percentage
of average interest- bearing liabilities........   106.51        108.61       108.01        107.95       106.00

Non-performing assets to total assets at end of
  period(5).....................................     1.46          1.71         1.50           .62          .87

Total equity to total assets (end of period)....     2.26          6.44         7.49          6.79         7.22
Total equity to assets ratio (ratio of
 average equity to average total assets)........     4.54          7.23         7.26          6.91         7.11
Return on assets (ratio of net income to
average total assets)...........................      .38           .94          .40           .36          .84
Return on assets, excluding special SAIF
  assessment....................................      .38           .94          .77           .36          .84
Return on total equity (ratio of net income
 to average equity).............................     8.40         13.03         5.46          5.15        11.87
Return on total equity, excluding special
 SAIF assessment................................      ---           ---        10.60           ---          ---
Non-interest expenses to average total assets...     5.05          4.32         5.17          4.47         5.71
Non-interest expense to average total assets
 excluding special SAIF assessment..............      ---           ---         4.60           ---          ---
Ratio of earnings to fixed charges including
 interest on deposits(6)........................     1.12          1.30         1.10          1.10         1.33
Ratio of earnings to fixed charges excluding
 interest on deposits(6)........................     1.86          4.25         3.73          1.99         5.19
Earnings per share(7)...........................      .55           .86          .24           .21          .62
Number of deposit accounts......................   10,203         8,783        7,903         7,266        5,073
Number of full-service offices..................        3             2            2             2            2

(1) Reflects a negative loan loss expense from the settlement of a lawsuit filed by First Federal which favorably impacted net income in fiscal 1994 by $265,000.
(2) Represents the difference between the average yield received on interest-earning assets (primarily loans) and the average rate paid on interest-bearing liabilities (primarily deposits).
(3) Represents the weighted average yield on interest-earning assets (primarily loans) at the end of the period minus the weighted average cost of liabilities (primarily deposits) at the end of the period.
(4) Net interest income divided by average interest-earning assets (primarily loans).
(5) Non-performing assets include loans that are 90 days or more delinquent as well as repossessed assets.
(6) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest expensed or capitalized and Bank preferred stock dividends.
(7) Adjusted to reflect stock dividends paid to the stockholders, and to reflect the 2.5 exchange ratio of Holding Company common stock for Bank common stock.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

       The Bryan-College Station Financial Holding Company (the "Holding Company" and, with its subsidiary the "Company"), a Delaware corporation, was formed to act as the holding company for First Federal Savings Bank, Bryan, Texas ("First Federal" or the "Bank") by acquiring 100% of the stock of First Federal through the exchange of First Federal common stock for Company common stock and the purchase of First Federal common stock for cash (the "Acquisition"). The Holding Company received approval from the Office of Thrift Supervision (the "OTS") to acquire all of the common stock of the Bank outstanding upon completion of the Acquisition. The Acquisition was completed on April 1, 1998. All references to the Company, unless otherwise indicated, at or before April 1, 1998, refer to the Bank.

         The Company is headquartered in Bryan, Texas and operates through its subsidiary First Federal. First Federal's major goals are to provide high quality full-service retail banking on a profitable basis to its customers through its offices located in Bryan/College Station and its loan production offices located in its expanded trade area between Dallas, Houston and Austin, Texas. First Federal intends to continue to focus primarily on one-to four-family residential loans, direct and indirect consumer lending, including automobile loans and home improvement loans, construction loans, and commercial business loans, some of which are partially guaranteed by the U.S. Small Business Administration ("SBA"). In addition, First Federal also seeks to continue improving its asset quality and minimizing to the extent possible, its vulnerability to changes in interest rates in order to maintain a reasonable spread between its average yield on loans and securities and its average cost of interest paid on deposits and borrowings.

         First Federal's net interest income has historically been dependent largely upon the difference ("spread") between the average yield earned primarily on loans, and to a lesser extent mortgage-backed securities and other securities ("interest-earning assets") and the average rate paid on savings and other deposits and borrowings ("interest-bearing liabilities"), as well as the relative amounts of such assets and liabilities. The interest rate spread between interest-earning assets and interest-bearing liabilities is impacted by several factors, including economic and competitive conditions that influence interest rates, loan demand, deposit flows, regulatory developments and the types of assets and liabilities on its balance sheet.

         Like all financial institutions, First Federal has always been subject to interest rate risk because its interest-bearing liabilities (primarily deposits) mature or reprice at different times, or on a different basis than its interest-earning assets (primarily loans). First Federal's net income is also affected by gains and losses on the sale of loans, loan servicing rights and investments, provisions expensed for loan and other losses on repossessed assets, service charge fees, loan servicing income, fees for other financial services rendered, operating expenses and income taxes. First Federal believes that building its earnings from net interest income and noninterest income, such as the profitable sale of long-term, fixed rate loans to the secondary market utilizing a fully-staffed residential loan department and SBA business loan staff, along with income from service charges and fees on checking accounts from its recent transition to full-service retail banking, while continuing to reduce operating expenses, can provide a stable foundation for successful operations.

Noninterest income can provide an excellent source of secondary income through fees charged to customers for services rendered and the sale of loans, without requiring additional capital.

         During this past fiscal year, management has transitioned First Federal to prepare for future growth and in order to provide more convenient banking services to its customers, by (i) upgrading its tellers with more experienced, full-time professionals; (ii) opening a new full-service branch in north Bryan, adjacent to a key intersection between two major highways, in the heart of a larger area, where many of First Federal's targeted middle class customers live, and an area not presently served by a banking facility; (iii) doubling the size of its staff in its expanding Second Chance Auto Lending Program (which requires up to $6,000 of insurance for losses due to the borrower's loan default); (iv) hiring new management and adding to the staff of its Residential Lending Department and providing this department with new and larger offices on the main east-west artery in College Station; (v) providing 24-hour telephone banking;
(vi) addressing the challenges of the Year 2000 issue, with much time and expense, and (vii) increasing salaries to retain quality people on its staff. As a result, noninterest expenses increased slightly from 4.32% of average assets for the year ended September 30, 1997 to 5.05% for the year ending September 30, 1998. Management believes that this strategy will enable First Federal to enhance profitability in the future and meet the needs of its customers in a highly competitive market.

         First Federal's restructuring and expansion, as described above, in order to provide additional full-service banking and convenience to its customers in fiscal 1998 has caused an increase in First Federal's operating expense levels which, despite the recent increase in net interest income, resulted in First Federal's operating expenses exceeding its net interest income for the fiscal year ending September 30, 1998.

         Since 1991, First Federal has relied primarily on its noninterest income for net income. While First Federal's noninterest income has been a relatively steady source of income, it is highly dependent upon the ability of First Federal to originate loans and realize profits on the sale of these loans and related servicing rights to the secondary market and to increase its service charge and fee income from additional checking accounts resulting from its transition to full-service banking. Total noninterest income increased from $775,000 in 1997 to $931,000 in 1998, while noninterest expense increased $1.1 million to $3.9 million in 1998 primarily due to the factors described above. Noninterest expense (operating expenses which do not include interest paid on deposit accounts and other borrowings) increased to 4.32% of average assets for the year ended September 30, 1997 to 5.05% for the year ended September 30, 1998.

ASSET/LIABILITY MANAGEMENT

         First Federal, like all financial institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets, some of which may be longer term or fixed interest rate. Loans maturing within five years total $55.5 million or 75.2% of total loans, while loans maturing over five years total $18.3 million or 24.8% of total loans. As a continuing part of its financial strategy, First Federal continually considers methods of managing any such asset/liability mismatch, consistent with maintaining acceptable levels of net interest income.

         In order to monitor and manage interest rate sensitivity and interest rate spread, First Federal created an Asset/Liability Committee ("ALCO"), composed of its President, Senior Vice President/Financial, Executive Vice President of Operations and one outside Director. The responsibilities of the ALCO are to assess First Federal's asset/liability mix and recommend strategies that will enhance income while managing First Federal's vulnerability to changes in interest rates.

         First Federal's asset/liability management strategy has two goals. First, First Federal seeks to build its net interest income and noninterest income while adhering to its underwriting and lending guidelines. Second, and to a lesser extent, First Federal seeks to increase the interest rate sensitivity of its assets and decrease the interest rate sensitivity of its liabilities in order to reduce First Federal's overall sensitivity to changes in interest rates. First Federal places its primary emphasis on maximizing net interest margin, while striving to better match the interest rate sensitivity of its assets and liabilities. There can be no assurance that this strategy will achieve the desired results and will not result in substantial losses in the event of an increase in interest rate risk.

         As part of this strategy, management has continued to emphasize growth in noninterest-bearing deposits such as checking accounts or lower interest-bearing savings deposits by offering full-service retail banking. In order to minimize the possible adverse impact that a rise in interest rates may have on net interest income, First Federal has developed several strategies to manage its interest rate risk. Primarily, First Federal is currently selling all newly-originated one-to four-family residential mortgage loans which are saleable in the secondary market--most of which are long-term fixed-rate loans. In addition, First Federal currently offers three-year fixed rate balloon loans and other adjustable rate loans, and has implemented an active, diversified short-term consumer lending program, giving First Federal an opportunity to reprice its loans on a more frequent basis.

NET PORTFOLIO VALUE

        The OTS, First Federal's primary regulator, has issued a proposed rule for the calculation of an interest rate risk component for institutions with a greater than "normal" (i.e., greater than 2%) level of interest rate risk exposure ("NPV"). The OTS has not yet implemented the capital deduction for interest rate risk. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. If a capital deduction was required for the September, 1998 reporting period, the deduction for risk-based capital purposes would not be material to First Federal.

         It has been, and continues to be, an objective of First Federal's Board of Directors and management to manage interest rate risk. First Federal's asset/liability policy, established by the Board of Directors, dictates acceptable limits on the amount of change in NPV given certain changes in interest rates. See "-- Asset/Liability Management."

         Presented below, as of September 30, 1998, is an analysis of First Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 400 basis points in accordance with OTS regulations. As illustrated in the table, NPV is more sensitive to rising rates than declining rates. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, First Federal does not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates. OTS assumptions are used in calculating the amounts in this table.

                                                              Acceptable Limits
                                                              Established by
    Change in                       At September 30, 1998    Board of Directors
  Interest Rate     Estimated       ---------------------    -------------------
 (Basis Points)        NPV          $ Change      % Change         % Change
----------------   -----------      ----------   ---------   -------------------

               (Dollars in Thousands)

      +400            $7,937         $ 73             1%               75%
      +300             8,068          204             3               (50)
      +200             8,099          235             3               (30)
      +100             7,998          134             2               (15)
         0             7,864          ---           ---               ---
      -100             7,872            8           ---               (15)
      -200             8,105          243             3               (30)
      -300             8,409          545             6               (50)
      -400             8,703          839            10               (75)

         Management reviews the OTS measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk. In the event of a 400 basis point change in interest rates, First Federal would experience a 9.6% increase in NPV in a declining rate environment and a 15% decrease in a rising rate environment. As of September 30, 1998, an increase in interest rates of 200 basis points would have resulted in a 2.9% decrease in the present value of First Federal's assets, while a change in the interest rates of negative 200 basis points would have resulted in no change in the present value of First Federal's assets.

         In evaluating First Federal's exposure to interest rate risk, certain shortcomings inherent in the method of analysis presented in the foregoing tables must be considered. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. For example, projected passbook, money market and checking account maturities may also materially change if interest rates change. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase. First Federal considers all of these factors in monitoring its exposure to interest rate risk.

AVERAGE BALANCES, INTEREST RATES AND YIELDS

         The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities and the interest rates, expressed both in dollars and rates and the net interest margin. No tax equivalent adjustments were made. Average balances are the beginning balance for the year plus the ending balance for each month divided by thirteen, and include the balances of non-accruing loans. The yield includes fees which are considered adjustments to yields.

                                                                   For the Fiscal Year Ended September 30,
                                   -------------------------------------------------------------------------------------------------
                                                 1998                             1997                             1996
                                   -------------------------------- ------------------------------  --------------------------------
                                     Average                           Average                        Average
                                   Outstanding  Interest             Outstanding Interest           Outstanding   Interest
                                     Balance     Earned      Yield     Balance    Earned    Yield     Balance      Earned     Yield
                                    ----------  --------    ------   ----------- --------  -------  -----------   ---------   ------
                                                                        (Dollars in Thousands)
Interest-earning assets:
  Loans receivable, net.............$68,050     $6,686       9.83%    $56,090    $5,351      9.54%   $48,185      $4,407      9.15%
  Mortgage-backed securities........  1,053         63       5.98       1,221        73      5.98      1,573          99      6.29
  Securities........................    ---        ---        ---         ---       ---       ---      1,000          46      4.60
  Interest bearing deposits
   with Federal Home Loan Bank......  2,613         96       3.67       2,402       115      4.79      3,870         227      5.87
  Other interest-earning assets.....    640         46       7.19         864        58      6.71        817          49      6.00
                                    -------     ------               --------   -------              -------      ------

    Total interest-earning assets... 72,356      6,891       9.52      60,577     5,597      9.24     55,445       4,828      8.71

 Noninterest-earning assets.........  4,248                             3,620                          3,478
                                    -------                          --------                        -------

  Total assets......................$76,604                           $64,197                        $58,923
                                    =======                           =======                        =======

                                                                            For the Fiscal Year Ended September 30,
                                           -----------------------------------------------------------------------------------------
                                                         1998                          1997                           1996
                                           -----------------------------------------------------------------------------------------
                                             Average                       Average                      Average
                                          Outstanding  Interest         Outstanding  Interest         Outstanding   Interest
                                            Balance     Earned   Yield     Balance     Earned  Yield    Balance      Earned   Yield
                                           ----------  --------  -----  -----------  --------  -----  -----------   --------  -----
                                                                               (Dollars in Thousands)

Interest-bearing liabilities:
 Deposits ................................  $62,133    $ 2,981    4.80%   $52,707    $ 2,491   4.73%    $51,243   $ 2,358      4.60%
 FHLB advances ...........................    3,984        226    5.67      3,067        168   5.48          89         5      5.62
 Notes payable ...........................    1,815        210   11.57        ---        ---    ---         ---       ---       ---
                                            -------    -------   -----    -------    -------  ------    -------   -------     ------
   Total interest-bearing liabilities ....   67,932      3,417    5.03     55,774      2,659   4.77      51,332     2,363      4.60
                                                       -------                       -------            -------   -------

 Other liabilities(2) ....................    5,195                         3,780                         3,306
                                            -------                       -------                       -------
 Total liabilities .......................   73,127                        59,554                        54,638
 Stockholders' equity ....................    3,477                         4,643                         4,285
                                            -------                       -------                       -------

 Total liabilities and
  stockholders' equity ...................  $76,604                       $64,197                       $58,923
                                            -------                       =======                       =======

Net interest income; interest rate spread              $ 3,474    4.49%              $ 2,938   4.47%              $ 2,465      4.11%
                                                       =======    =====              =======   =====              =======      =====

Net interest margin(1) ...................                        4.80%                        4.85%                           4.45%

Average interest-earning assets to average
  interest-bearing liabilities ...........   106.51%                       108.61%                       108.01%

(1)  Net   interest   margin  is  net   interest   income   divided  by  average
     interest-earning assets (primarily loans).

(2)  Including noninterest-bearing deposits.

         The following table sets forth the yields on loans, mortgage-backed securities, securities and other interest-earning assets, the rates on savings deposits and borrowings and the resultant interest rate spreads at the dates and for the periods indicated.

                                                                                              At September 30,
                                                                                -----------------------------------------
                                                                                   1998             1997           1996
                                                                                  ------           ------          -----
Weighted average yield on:
Loans receivable...........................................................       10.55%            9.75%          9.35%
 Mortgage-backed securities................................................         6.63            6.63           6.59
 Securities................................................................          ---             ---           4.51
 Other interest-earning assets.............................................         5.37            6.13           5.79

 Combined weighted average yield on interest-earning assets................        10.23            9.48           9.00

Weighted average rate paid on:
Deposits...................................................................         4.81            4.80           4.33
Borrowings.................................................................         5.43            5.55            ---
Notes payable..............................................................        11.50             ---            ---

Combined weighted average rate paid on interest-bearing liabilities........         5.13            4.92           4.33

Spread.....................................................................         5.10%           4.56%          4.67%

                                                                                        For the Fiscal Year Ended
                                                                                               September 30,
                                                                                -----------------------------------------
                                                                                   1998             1997           1996
                                                                                  ------           ------          -----
Weighted average yield on:
 Loans receivable.............................................................      9.83%           9.54%          9.15%
 Mortgage-backed securities...................................................      5.98            5.98           6.29
 Securities...................................................................       ---             ---           4.60
 Other interest-earning assets................................................      4.37            5.30           5.89
  Combined weighted average yield on interest-earning assets..................      9.52            9.24           8.71
Weighted average rate paid on:
 Deposits.....................................................................      4.80            4.73           4.60
 FHLB advances................................................................      5.67            5.48           5.62
 Notes payable................................................................     11.57             ---            ---

  Combined weighted average rate paid on interest-bearing liabilities.........      5.03            4.77           4.60

Spread........................................................................      4.49            4.47           4.11

Net interest margin (net interest-earnings  divided by average  interest-earning assets, with net interest-earnings  equaling the difference between the dollar amount of interest-earned on assets and interest paid on deposits and FHLB
  advances).....................................................................    4.80%           4.85%          4.45%

         The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities for the periods shown. It distinguishes between the increase in interest income and interest expense related to higher outstanding balances and that due to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rate (i.e., changes in rate multiplied by old volume) and (ii) changes in volume (i.e., changes in volume multiplied by old rate). For purposes of this table, changes attributable to both rate and volume have been allocated proportionately to the change due to volume and rate.

                                                                     For the Fiscal Year Ended September 30,
                                                 ------------------------------------------------------------------------
                                                              1998 vs. 1997                           1997 vs. 1996
                                                 ------------------------------------------------------------------------
                                                          Increase              Total             Increase          Total
                                                         (Decrease)           Increase           (Decrease)       Increase
                                                           Due To            (Decrease)            Due To        (Decrease)
                                                 --------------------------------------------------------------------------
                                                    Volume         Rate                     Volume         Rate
                                                 -----------     -------                  --------       -------
                                                                              (Dollars in Thousands)

Interest-earning assets:
 Loans...........................................  $1,171          $164       $1,335         $748          $196     $944
 Mortgage-backed securities......................     (11)          ---          (11)         (21)           (5)     (26)
 Securities......................................     ---           ---          ---          (46)          ---      (46)
 Interest bearing deposits with Federal
   Home Loan Bank................................       9           (28)         (19)         (75)          (37)    (112)

 Other interest-earning assets...................     (16)            5          (11)           3             6        9
                                                  --------       ------      --------      ------        ------    -----

  Total interest-earning assets..................   1,153           141        1,294          609           160      769

Interest-bearing liabilities:
 Deposits........................................     444            46          490           68            65      133
 FHLB advances ..................................      52             6           58          163           ---      163
 Notes payable...................................     210           ---          210          ---           ---      ---
                                                  -------        ------       ------       ------        ------    -----

   Total interest-bearing liabilities............     706            52          758          231            65      296
                                                  -------          ----       ------         ----          ----     ----

Net interest income..............................  $  447          $ 89                      $378          $ 95
                                                   ======          ====                      ====          ====

Net increase in net interest income..............                             $  536                                $473
                                                                              ======                                ====

RESULTS OF OPERATIONS

         The Company's results of operations are primarily dependent on its net interest income which is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Interest income is a function of the average balances of interest-earning assets outstanding during the period and the average yields earned on such assets. Interest expense is a function of the average amount of interest-bearing liabilities outstanding during the period and the average rates paid on such liabilities. The Company also generates noninterest income, such as income from service charges and fees on checking accounts, loan servicing and other fees and charges and gains on sales of loans and servicing rights. The Company's net income is also affected by the level of its noninterest expenses, such as employee salaries and benefits, occupancy and equipment expenses, and federal deposit insurance premiums.

COMPARISON OF FISCAL YEAR ENDED SEPTEMBER 30, 1998 TO SEPTEMBER 30, 1997

         The Company (including its subsidiary, First Federal) reported consolidated net income of $292,000 for the year ended September 30, 1998 as compared to $605,000 for the year ended September 30, 1997, a decrease of $313,000, or 51.7%. The decrease in net income was primarily due to increased costs and expenses related to the formation of the Holding Company, including interest expense on debentures of $138,000, amortization of debt issue costs and organizational costs of $50,000, and franchise taxes of $21,000, all of which are after tax. In addition, compensation and benefits at the Bank level increased as a result of an increase in the number of employees due to the restructuring and expansion of First Federal.

         Net interest income increased by $536,000 to $3.5 million for the year ended September 30, 1998 from $2.9 million for the year ended September 30, 1997. This increase primarily resulted from increases in the average balance and yield of the loan portfolio, offset in part by increases in the volume and cost of deposits and advances. In addition, the Company issued debentures in April of 1998, resulting in an increased volume of notes payable. The average yield on loans increased 29 basis points as a result of an increase in the volume of insured consumer automobile loans and direct consumer loans which yield a higher rate than traditional mortgage loans. The average balance of loans also increased as a result of a concerted effort to increase the consumer loan portfolio through building relationships with auto dealerships and promoting the Second Chance Auto Loan Program. These increases were partially offset by an increase in the cost of funds resulting from a $9.4 million increase in the average balance of deposits and a $2.7 million increase in the average balance of FHLB advances and notes payable. In addition, the average cost of funds increased 26 basis points as a result of increased rates in order to remain competitive and due to the 11 1/2% debentures due March 2003 ("Debentures") issued in connection with the acquisition of the Bank by the Holding Company. As a result, the Company's interest margin decreased to 4.80% for the year ended September 30, 1998 from 4.85% for the year ended September 30, 1997. The ratio of interest-earning assets to interest-bearing liabilities declined to 106.51% at September 30, 1998 from 108.61% at September 30, 1997. The net interest spread increased slightly to 4.49% from 4.47% for the same periods.

         The Company recorded a $75,000 provision (expense) for reserves for loan losses for the year ended September 30, 1998 compared to a $25,000 provision for reserves for loan losses for the year ended September 30, 1997. The increase in the provision for loan losses was largely a result of a $5.1 million increase in gross loans during the year. This increase was partially offset by continued low levels of charge-offs relative to the allowance for loan losses and the use of credit-default insurance coverage for certain automobile loans to limit the Company's loan loss exposure. The provision for loan losses is based on management's periodic review of the Company's loan portfolio which considers, among other factors, past actual loan loss experience, the general prevailing economic conditions, changes in the size, composition and risks inherent in the loan portfolio, independent third-party loan reviews, and specific borrower considerations such as the ability to repay the loan and the estimated value of the underlying collateral. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for estimated loan losses on loans. Such agencies may require the Company to provide additions to the allowance based upon judgments which differ from those of management.

         Noninterest income increased $156,000 to $931,000 for the year ended September 30, 1998 from $775,000 for the year ended September 30, 1997. This was primarily a result of increased gains on sales of loans and mortgage servicing rights of $81,000 combined with an increase in service charges of $17,000 as a result of an increase in transactional deposit accounts. In addition, other income increased $58,000 primarily as a result of the recognition of excess dealer reserves maintained on older insured automobile loans that paid off during the year.

         Noninterest expense increased $1.1 million from $2.8 million for the year ended September 30, 1997 to $3.9 million for the year ended September 30, 1998. The increase primarily resulted from the restructuring and expansion of the Company. Compensation and benefits increased $438,000 as a result of an increase in the number of employees due primarily to the opening of a new branch and increased expenses related to the expansion of the mortgage lending and second chance automobile lending departments. Occupancy expense increased $115,000 primarily as a result of the opening of the new branch. Office supplies increased $48,000 and data processing fees also increased $21,000 as a result of increased production and increased number of transactions. The increase in the volume of consumer loans has resulted in additional telephone and postage costs of $62,000, related largely to collections. Other expense increased $334,000, which consisted of various items, including $67,000 of amortization of debt issue costs and organizational costs related to the formation of the Holding Company and franchise tax expense of $32,000 for the Holding Company. The Company had increased expenses of $86,000 related to the establishment of a $59,000 reserve for repossessed assets and the remainder for losses on repossessed assets. Various other expenses have also increased primarily as a result of the overall growth and increased loan production of the Company.

         Income tax expense decreased $148,000 from $312,000 for the year ended September 30, 1997 to $164,000 for the year ended September 30, 1998 primarily as a result of the $461,000 decrease in pretax income. Income tax expense reflected a tax rate of 35.9% for the year ended September 30, 1998 compared to 34.0% for the year ended September 30, 1997.

COMPARISON OF FISCAL YEAR ENDED SEPTEMBER 30, 1997 TO SEPTEMBER 30, 1996

         The Company reported net income of $605,000 for the year ended September 30, 1997 as compared to $234,000 for the year ended September 30, 1996, an increase of $371,000, or 158.5%. The increase was primarily due to the absence of a $220,000 after tax charge due to the special Savings Association Insurance Fund ("SAIF") assessment in 1996. In addition, net interest income increased $473,000 which was partially offset by a decrease in noninterest income of $98,000. These items are more fully discussed below.

         Net interest income increased $473,000 to $2.9 million for the year ended September 30, 1997 from $2.5 million for the year ended September 30, 1996. This increase resulted primarily from an increase in the yield and average balance of the loan portfolio, offset in part by an increase in the volume of Federal Home Loan Bank ("FHLB") advances and an increase in the average cost of funds for deposits. The average yield on loans increased 39 basis points primarily as a result of an increase in the average balance of insured consumer automobile loans which yield a higher rate than traditional mortgage loans. The average balance of loans also increased as a result of a concerted effort to increase construction and commercial loans. These increases were partially offset by an increase in the cost of funds resulting from a $3.0 million increase in the average balance of FHLB advances and an increase in interest rates on deposits to remain competitive in the market. As a result, the Company's net interest margin increased to 4.85% for the year ended September 30, 1997 from 4.45% for the year ended September 30, 1996. The net interest spread increased to 4.47% from 4.11% for the same periods.

         The Company recorded a $25,000 provision for loan losses for the year ended September 30, 1997 compared to a $52,000 negative provision for the year ended September 30, 1996. The increase in the provision for loan losses was largely a result of a $17.2 million increase in the gross loan portfolio combined with an increase in nonperforming assets as compared to the prior year. These factors were offset in part by continued low levels of charge-offs relative to the allowance for loan losses and the use of credit-default insurance coverage for new automobile loans to limit the Company's loan loss exposure. The provision for loan losses is based on management's periodic review of the Company's loan portfolio which considers, among other factors, past actual loan loss experience, the general prevailing economic conditions, changes in the size, composition and risks inherent in the loan portfolio, independent third-party loan reviews, and specific borrower considerations such as the ability to repay the loan and the estimated value of the underlying collateral. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for estimated loan losses on loans. Such agencies may require the Company to provide additions to the allowance based upon judgments which differ from those of management.

         Noninterest income decreased $98,000 to $775,000 for the year ended September 30, 1997 from $873,000 for the year ended September 30, 1996. The decrease was primarily a result of a $182,000 decrease in gains on loan sales and loan servicing rights. In the prior year, the Company sold all servicing rights on loans sold to Freddie Mac, which resulted in increased gain on servicing rights. This decrease was partially offset by an increase in service charges and fees of $58,000 primarily resulting from increased volume and a concerted effort by management to collect all service charges and fees assessed.

         Noninterest expense decreased $277,000 to $2.8 million for the year ended September 30, 1997 from $3.0 million for the year ended September 30, 1996 primarily as a result of a $333,000 special FDIC assessment on SAIF-insured deposits as of September 30, 1996. This was offset in part by an increase in other expense in 1997 related primarily to data processing, advertising, postage, and expenses related to the new loan production office opened in August 1996 in College Station.

         Income tax expense increased $204,000 from $108,000 for the year ended September 30, 1996 to $312,000 for the year ended September 30, 1997 primarily as a result of a $575,000 increase in pretax income. Income tax expense reflected a tax rate of 34.0% for the year ended September 30, 1997 compared to 31.6% for the year ended September 30, 1996.

FINANCIAL CONDITION

         The Company's total assets increased $7.5 million, or 10.0%, to $82.6 million at September 30, 1998 from $75.1 million at September 30, 1997. The increase was a result of an increase in loan originations under the Second Chance Auto Loan Program resulting in an increase in the loan portfolio of $6.7 million, funded primarily through increased deposits of

$14.8 million and Debentures of $3.6 million. This was partially offset by a decrease in advances from the FHLB of $9.2 million.

         Net loans receivable (excluding loans held for sale) increased $6.7 million to $71.7 million at September 30, 1998 from $65.0 million at September 30, 1997. The increase resulted primarily from continued growth in originations of credit-default insured automobile loans and other direct consumer loans.

         Deposits increased $14.8 million or 25.1%, consisting primarily of $9.8 million in certificate of deposits and $4.2 million in demand deposits. The increase in certificates of deposit was a result of increased rates and promotion. In addition, the Company issued $3.6 million in Debentures. The increase in deposits from the Debentures allowed the Company to pay off advances from the FHLB.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's primary sources of funds are deposits, checking accounts, principal and interest payments on loans and mortgage related securities, proceeds from sales of long term, fixed-rate residential mortgage loans and other funds provided from operations. Additionally, the Company has borrowed funds from the FHLB of Dallas or utilize particular sources of funds based on need, comparative costs and availability at the time.

         While scheduled loan and mortgage-backed securities repayments, short-term investments, and FHLB borrowings are relatively stable sources of funds, deposit flows are unpredictable and are a function of external factors including competition, the general level of interest rates, general economic conditions and most recently, the restructuring occurring in the thrift institutions industry.

         The Company maintains investments in liquid assets based on management's assessment of cash needs, expected deposit flows, availability of advances from the FHLB, available yield on liquid assets (both short-term and long-term) and the objectives of its asset/liability management program. Several options are available to increase liquidity, including reducing loan originations, increasing deposit marketing activities, and increasing borrowings from the FHLB.

         Federal regulations require insured institutions to maintain minimum levels of liquid assets. At September 30, 1998, First Federal's regulatory liquidity ratio was 5.98% or 1.98% above the 4% regulatory requirement. First Federal uses its capital resources principally to meet its ongoing commitments to fund maturing certificates of deposits and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, maintain its liquidity and meet operating expenses. First Federal's tangible, core and risk-based capital ratios were $5.3 million, $5.5 million and $5.5 million, which exceeded the minimum required capital ratios of 1.2%, 3.1% and 5.3%, respectively.

         At September 30, 1998, the Company had commitments to originate loans, including loans in process, totaling $ 5.31 million. The Company also had $1.0 million of outstanding unused lines of credit and $73,000 of letters of credit. The Company considers its liquidity and capital resources to be adequate to meet its foreseeable short and long-term needs. The Company expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities. First Federal intends to expand its Second Chance Auto Loan Program with additional select automobile dealers throughout the State of Texas, retaining a portion of these loans for its own portfolio, and selling excess loan originations in order to maintain capital compliance and liquidity needs. The Company also has the ability, if needed, to borrow up to $23.6 million from the FHLB of Dallas for liquidity purposes. At September 30, 1998, the Company had $800,000 in advances outstanding from the FHLB.

         The Company's liquidity, represented by cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below for the periods indicated.

                                                        Year Ended September 30,
                                                        -------------------------
                                                           1998           1997
                                                          -------      ----------
                                                          (In Thousands)

Operating Activities:
 Net income............................................    $  292        $   605
 Adjustment to reconcile net income or loss to net
  cash provided by operating activities................       836         (1,108)
                                                          -------      ----------
 Net cash provided by operating activities.............     1,128           (503)
 Net cash used in investing activities.................    (6,524)       (14,995)
 Net cash provided by (used in) financing activities...     6,292         17,123
                                                          -------        -------
 Net increase (decrease) in cash and cash equivalents..       896          1,625
 Cash and cash equivalents at beginning of period......     4,431          2,806
                                                          -------      ---------
 Cash and cash equivalents at end of period............    $5,327        $ 4,431
                                                           ======        =======

         The primary investing activity of the Company is lending. Loans originated net of repayments and sales used $6.7 million and $15.7 million in cash for the years ended September 30, 1998 and September 30, 1997, respectively. During the years ended September 30, 1998 and 1997, deposits increased $14.8 million and $7.1, respectively. FHLB advances decreased in 1998 by $9.2 million compared to an increase of $10.0 million in 1997.

YEAR 2000 ISSUE

         General. The year 2000 ("Y2K") issue confronting the Company and its suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000.

         Financial institution regulators recently have increased their focus upon Y2K compliance issues and have issued guidance concerning the responsibilities of senior management and directors. The Federal Financial Institutions Examination Council has issued several interagency statements on Y2K project management awareness. These statements require financial institutions to, among other things, examine the Y2K implications of their reliance on vendors and with respect to the data exchange and the potential impact of the Y2K issue on their customers, suppliers, and borrowers. These statements also require each federally regulated institution to survey its exposure, measure its risk and prepare a plan to address the Y2K issue. In addition, the federal banking regulators have issued safety and soundness guidelines to be followed by insured depository institutions, such as the Bank, to assure resolution of any Y2K problems. The federal banking agencies have assessed that Y2K testing and certification is a key safety and soundness issue in conjunction with regulatory exams and thus, that an institution's failure to address appropriately the Y2K issue could result in supervisory action, including reduction of the institution's supervisory ratings, the denial of applications for approval of mergers or acquisitions or the imposition of civil money penalties.

         Risks. Like most financial service providers, the Company and its operations may be significantly affected by the Y2K issue due to its dependence on technology and date-sensitive data. Computer software and hardware and other equipment, both within and outside the Company's direct control, and third parties with whom the Company electronically or operationally interfaces (including without limitation its customers and third party vendors) are likely to be affected. If computer systems are not modified in order to be able to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations, which rely on date field information such as interest, payment on due dates, and all operating functions, could generate results which are significantly misstated, and the Company could experience an inability to process transactions, prepare statements or engage in similar normal business activities. Likewise, under certain circumstances, a failure to adequately address the Y2K issue could adversely affect the viability of the Company's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Y2K issue could result in a significant adverse impact on the Company's operations and, in turn, its financial condition and results of operations.

         State of Readiness. During October 1997, the Company formulated its plan to addressthe Y2K issue. Since that time, the Company has taken the following steps:

        o   Established senior management advisory and review responsibilities;
        o Completed a company-wide inventory of applications and system software;
        o Built an internal tracking database for applications and system software;
        o   Developed compliance plans and schedules for all lines of business;
        o   Completed a computer network, hardware, and software upgrade;
        o   Completed in-house testing of all systems;
        o   Obtained data processor vendor compliance certification;
        o   Completed data processor vendor testing;
        o Began awareness and educational activities for employees through existing internal communication channels; and
        o Developed a process to respond to customer inquiries as well as help educate customers on the Y2K issue.

         The following paragraphs summarize the phases of the Company's Y2K plan:

         Awareness Phase. The Company formally established a Y2K plan that is headed by a senior manager, and a project team was assembled for management of the Y2K project. The project team created a plan of action that includes milestones, budget estimates, strategies, and methodologies to track and report the status of the project. Members of the project team also attended conferences and information sharing sessions to gain more insight into the Y2K issue and potential strategies for addressing it. This phase is substantially complete.

         Assessment Phase. The Company's strategies were further developed with respect to how the objectives of the Y2K plan would be achieved, and a Y2K business risk assessment was conducted to quantify the extent of the Company's Y2K exposure. A corporate inventory (which is periodically updated as new technology is acquired and as systems progress through subsequent phases) was developed to identify and monitor Y2K readiness for information systems (hardware, software, vendors, and utilities) as well as environmental systems (security systems, facilities, etc.). Systems were prioritized based on business impacts and available alternatives. Mission critical systems supplied by vendors were researched to determine Y2K readiness. If Y2K ready versions were not available, the Company began identifying functional replacements which were either upgradable or Y2K ready, and a formal plan was developed to repair, upgrade or replace all mission critical systems. This phase is substantially complete.

         The Company will begin Y2K discussions with its larger borrowers. All credits greater than $50,000 will be evaluated for Y2K exposure by a relationship account officer using a questionnaire developed by the Company's credit administration staff. As part of the current credit approval process, all new and renewed loans are evaluated for Y2K risk. During the course of these evaluations, Company personnel will meet individually with each of its larger borrowers to discuss and obtain information regarding each borrower's dependence on information technology and third party vendors and the nature of steps being taken by the borrowers to address their own Y2K issues.

         Renovation Phase. The Company's corporate inventory revealed that Y2K upgrades were available for all vendor supplied mission critical systems, and all these Y2K ready versions have been delivered and placed into production and have entered the validation process.

         Validation Phase. The validation phase is designed to test the ability of hardware and software to accurately process date-sensitive data. The Company has substantially completed the validation testing of each mission critical system. The Company hired two outside firms to perform this phase. These firms tested independent of each other verifying the other's validation of all systems. During the validation testing process, no significant Y2K problems have been identified relating to any modified or upgraded mission critical systems.

         Implementation Phase. The Company's plan calls for placing Y2K ready code into production before having actually completed Y2K validation testing. Y2K ready modified or upgraded versions have been installed and placed into production with respect to all mission critical systems.

         Company Resources Invested. The Company's Y2K project team has been assigned the task of ensuring that all systems across the Company are identified, analyzed for Y2K compliance, corrected if necessary, tested, and have the changes into service by the end of 1998. The Y2K project team members represent all functional areas of the Company, including branches, data processing, loan administration, accounting, item processing and operations, compliance, internal audit, human resources, and marketing. An assistant vice president who reports directly to a member of the Company's senior management heads the team. The Company's Board of Directors oversees the Y2K plan and provides guidance and resources to, and receives quarterly updates from, the Y2K team.

         The Company is expensing all costs associated with required system changes as those costs are incurred, and such costs are being funded through operating cash flows. The total cost of the Y2K conversion project since commencement in October 1997 for the Company is estimated to be $200,000. The Company does not expect significant increases in future data processing costs related to Y2K compliance.

         Contingency Plans. During the assessment phase, the Company began developing back-up or contingency plans for each of its mission critical systems. Virtually all of the Company's mission critical systems are dependent upon third party vendors or service providers. Therefore, contingency plans include selecting a new vendor or service provider and converting their system. In the event a current vendor's system fails during the validation phase and it is determined that the vendor is unable or unwilling to correct the failure, the Company will convert to a new system from a pre-selected list of prospective vendors. In each case, realistic trigger dates have been established to allow for orderly and successful conversions. For some systems, contingency plans consist of using spreadsheet software or reverting to manual systems until system problems can be corrected.

         The majority of the Company's mission critical system falls into the categories of its core- banking software and its proof of deposit system. The Company has received warranties from vendors to the effect that the proof of deposit and core-banking system is Y2K ready.

IMPACT OF INFLATION AND CHANGING PRICES

         The Consolidated Financial Statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and results of operations in terms of historical dollars without considering changes in the relative purchasing power of money over time because of inflation.

         Unlike industrial companies, virtually all of the Company's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than the effects of general inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. In the current interest rate environment, the liquidity, maturity structure and quality of the Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

EFFECT OF NEW ACCOUNTING STANDARDS

         In June 1996, the FASB released Statement of Financial Accounting Standards No. 125 ("SFAS No. 125"), "Accounting for Transfers and Extinguishments of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 requires a consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, and derecognizes liabilities when extinguished. SFAS No. 125 also supersedes SFAS No. 122 and requires that servicing assets and liabilities be subsequently measured by amortization in proportion to and over the period of estimated net servicing income or loss and requires assessment for asset impairment or increases obligation based on their fair values. SFAS No. 125 applies to transfers and extinguishments occurring after December 31, 1996 and early or retroactive application is not permitted. Because the volume and variety of certain transactions will make it difficult for some entities to comply, some provisions have been delayed by SFAS No. 127. Management anticipates that the adoption of SFAS No. 125 will not have a material impact on the financial condition or operations of the Company.

         In March 1997, the FASB issued statement of Financial Accounting Standard No. 128 ("SFAS No. 128") "Earnings Per Share." Under SFAS No. 128, basic earnings per share for 1998 and later will be calculated solely on average common shares outstanding. Diluted earnings per share will reflect the potential dilution of stock options and other common stock equivalents. All prior calculations will be restated to be comparable to the new methods. As First Federal has not had significant dilution from stock options, the new calculation methods will not significantly affect future basic earnings per share and diluted earnings per share.

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130") "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Income tax effects must also be shown. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 is not expected to have a material impact on the results of operations or financial condition of the Company.

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS No. 131") "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 is not expected to have a material impact on the results of operations or financial condition of the Company.

         In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair value, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amount excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change. This statement is effective for fiscal years beginning after June 15, 1999. Early adoption is permitted as of the beginning of an entities fiscal quarter. This statement will have no effect on the Company.

FORWARD-LOOKING STATEMENTS

         When used in this Annual Report to shareholders or future filings by the Company with the Securities and Exchange Commission (the "Commission"), in the Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "project", "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, acceptance of new products, and competitive and regulatory factors could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected. Additional risks and factors are detailed from time to time in the Company's reports filed with the Commission, including the report on Form 10-KSB for the year ended September 30, 1998.

         The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors

The Bryan-College Station Financial Holding Company
Bryan, Texas

We have audited the accompanying consolidated statements of financial condition of The Bryan-College Station Financial Holding Company and its wholly-owned subsidiary, First Federal Savings Bank of Bryan, as of September 30, 1998 and 1997 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Bryan-College Station Financial Holding Company and its wholly-owned subsidiary, as of September 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998 in conformity with generally accepted accounting principles.

                                              /s/ Crowe, Chizek and  Company LLP
                                              ----------------------------------
                                              Crowe, Chizek and Company LLP

Oak Brook, Illinois
November 14, 1998

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           September 30, 1998 and 1997
                 (In thousands, except share and per share data)

-------------------------------------------------------------------------------------------------------------------
                                                                                        1998            1997
                                                                                        ----            ----
ASSETS

Cash and due from banks                                                             $     1,435    $       756
Interest-bearing deposits in other financial institutions                                 3,892          3,675
                                                                                    -----------    -----------
     Total cash and cash equivalents                                                      5,327          4,431

Securities available-for-sale                                                                 5              -
Securities held-to-maturity (fair value:
  1998 - $945; 1997 - $1,129)                                                               954          1,150
Loans held for sale                                                                         328            204
Loans receivable, net                                                                    71,666         65,033
Federal Home Loan Bank stock                                                                382            896
Foreclosed real estate                                                                      282            520
Premises and equipment                                                                    1,636          1,117
Accrued interest receivable                                                                 608            537
Other assets                                                                              1,446          1,201
                                                                                    -----------    -----------

                                                                                    $    82,634    $    75,089
                                                                                    ===========    ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
     Deposits                                                                       $    73,554    $    58,808
     Advance payments by borrowers for insurance and taxes                                  863            862
     Advances from Federal Home Loan Bank                                                   800         10,000
     Debentures                                                                           3,629              -
     Deferred income taxes                                                                  198            219
     Accrued interest payable and other liabilities                                         847            366
                                                                                    -----------    -----------
                                                                                         79,891         70,255

     Minority interest                                                                      873              -

     Commitments and contingent liabilities

Stockholders' equity
     Preferred  stock - par value  $.01 per  share  (liquidation  preference  of
       $873,000); authorized 1,000,000 shares,
       issued 87,263 shares                                                                   -              1
     Common stock - par value $.01 per share; authorized
       3,000,000 shares, issued 389,436 shares at September 30,
       1998 and 239,612 shares at September 30, 1997                                          4              2
     Additional paid-in capital                                                           1,849          2,743
     Retained earnings, substantially restricted                                             17          2,088
                                                                                    -----------    -----------
                                                                                          1,870          4,834
                                                                                    -----------    -----------

                                                                                    $    82,634    $    75,089
                                                                                    ===========    ===========
-------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                 Years ended September 30, 1998, 1997, and 1996
                 (In thousands, except share and per share data)


-------------------------------------------------------------------------------------------------------------------
                                                                               1998         1997         1996
                                                                               ----         ----         ----
Interest income
    Loans                                                                  $    6,686   $    5,351   $    4,407
    Securities                                                                      -            -           46
    Mortgage-backed securities                                                     63           73           99
    Other                                                                         142          173          276
                                                                           ----------   ----------   ----------
       Total interest income                                                    6,891        5,597        4,828

Interest expense
    Deposits                                                                    2,981        2,491        2,358
    Debentures                                                                    210            -            -
    FHLB advances                                                                 226          168            5
                                                                           ----------   ----------   ----------
       Total interest expense                                                   3,417        2,659        2,363
                                                                           ----------   ----------   ----------


NET INTEREST INCOME                                                             3,474        2,938        2,465

Provision for loan losses                                                          79           25          (52)
                                                                           ----------   ----------   ----------


NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                             3,395        2,913        2,517

Noninterest income
    Service charges                                                               602          585          527
    Gain on sale of loans                                                         116           54          125
    Gain on sale of mortgage servicing rights                                     113           94          205
    Gain on sale of mortgage-backed securities                                      -            -           13
    Operation of foreclosed real estate                                           (20)         (20)          (9)
    Other                                                                         120           62           12
                                                                           ----------   ----------   ----------
       Total noninterest income                                                   931          775          873

Noninterest expense
    Compensation and benefits                                                   1,806        1,368        1,337
    Occupancy and equipment expense                                               471          356          335
    SAIF special assessment                                                         -            -          333
    Federal insurance premiums                                                     43           45          125
    Net (gain) loss on real estate owned,
      including provision for losses                                               27          (12)           8
    Loan expense                                                                   56           24           33
    Office supplies                                                               122           74           73
    Professional fees                                                             141          134          179
    Advertising                                                                    83           78           57
    Data processing                                                               192          171          148
    Telephone                                                                      99           61           57
    Postage                                                                       108           84           62
    Other                                                                         722          388          301
                                                                           ----------   ----------   ----------
       Total noninterest expense                                                3,870        2,771        3,048
                                                                           ----------   ----------   ----------
-------------------------------------------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF INCOME
                 Years ended September 30, 1998, 1997, and 1996
                 (In thousands), except share and per share data

-------------------------------------------------------------------------------------------------------------------


                                                                               1998         1997         1996
                                                                               ----         ----         ----

INCOME BEFORE INCOME TAX EXPENSE                                           $      456   $      917   $      342

Income tax expense                                                                164          312          108
                                                                           ----------   ----------   ----------


NET INCOME                                                                        292          605          234

Dividends on Bank preferred stock                                                 (44)         (87)         (88)
                                                                           ----------   ----------   ----------

Net income available to common stockholders                                $      248   $      518   $      146
                                                                           ==========   ==========   ==========

Earnings per common share                                                  $      .50   $      .86   $      .24
                                                                           ==========   ==========   ==========


-------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Years ended September 30, 1998, 1997, and 1996
                 (In thousands, except share and per share data)

-------------------------------------------------------------------------------------------------------------------

                                                                      Additional
                                       Preferred        Common          Paid-In         Retained
                                         Stock           Stock          Capital         Earnings        Total
                                         -----           -----          -------         --------        -----
Balance at
  October 1, 1995                     $         1    $         2     $     2,630    $     1,537    $     4,170

Issuance of 11,330
  common shares as
  5% stock dividend                             -              -             113           (113)             -

Net income                                      -              -               -            234            234

Dividends ($1.00 per
  preferred share)                              -              -               -            (88)           (88)
                                      -----------    -----------     -----------    -----------    -----------


Balance at
  September 30, 1996                            1              2           2,743          1,570          4,316

Net income                                      -              -               -            605            605

Dividends ($1.00 per
  preferred share)                              -              -               -            (87)           (87)
                                      -----------    -----------     -----------    -----------    -----------


Balance at
  September 30, 1997                            1              2           2,743          2,088          4,834

Issuance of 200,000
 shares of Company common
 stock, net of stock issue
 cost of $276,000                               -              2           1,722              -          1,724

Purchase of fractional shares of
  Bank stock and stock of
  dissenting stockholders                       -              -          (1,744)        (2,199)        (3,943)

Minority interest                              (1)             -            (872)             -           (873)

Cash dividends paid by Bank
  ($.50 per common share,
  $.50 per preferred share)                     -              -               -           (164)          (164)

Net income                                      -              -               -            292            292
                                      -----------    -----------     -----------    -----------    -----------

Balance at
  September 30, 1998                  $         -    $         4     $     1,849    $        17    $     1,870
                                      ===========    ===========     ===========    ===========    ===========
-------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years ended September 30, 1998, 1997, and 1996
                                 (In thousands)

-------------------------------------------------------------------------------------------------------------------

                                                                               1998         1997         1996
                                                                               ----         ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                             $      292   $      605   $      234
    Adjustments to reconcile net income to net cash provided by
      (used in) operating activities
       Depreciation                                                               232          166          167
       Amortization of premiums and discounts on mortgage-
         backed securities, net                                                     4            4            5
       Amortization of debt issue costs                                            67            -            -
       Net change in loans held-for-sale                                           (8)         269        1,546
       Change in deferred loan origination fees                                   124           39          (41)
       Change in deferred income taxes                                            (21)         133          (60)
       Net (gains) losses on sales of
          Real estate owned                                                        27          (12)           1
          Mortgage-backed securities                                                -            -          (13)
          Mortgage loans                                                         (116)         (54)        (125)
          Mortgage servicing rights                                              (113)         (94)        (205)
       Provision for losses on loans and real estate owned                         79           25          (45)
       Federal Home Loan Bank stock dividend                                      (38)         (51)         (49)
       Change in
          Accrued interest receivable                                             (71)        (208)          48
          Other assets                                                            190         (956)          26
          Accrued interest payable and other liabilities                          480         (369)         556
                                                                           ----------   ----------   ----------
              Net cash provided by (used in) operating activities               1,128         (503)       2,045

CASH FLOWS FROM INVESTING ACTIVITIES
    Net increase in loans receivable                                           (6,613)     (15,960)      (2,677)
    Purchase of available-for-sale securities                                      (5)           -            -
    Principal payments on mortgage-backed securities                              192          138          418
    Proceeds from sale of mortgage-backed securities                                -            -          576
    Proceeds from maturities of held-to-maturity securities                         -        1,000            -
    Proceeds from sale of mortgage servicing rights                               113           94          205
    Proceeds from redemption of Federal Home Loan Bank stock                      552            -            -
    Capital expenditures on premises and equipment, net                          (751)        (359)         (57)
    Capital expenditures on foreclosed real estate                                (40)         (67)         (83)
    Proceeds from sale of real estate owned                                        28          159            3
                                                                           ----------   ----------   ----------
       Net cash used in investing activities                                   (6,524)     (14,995)      (1,615)

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in deposits                                        14,746        7,131       (3,262)
    Net increase (decrease) in advance payments by borrowers
      for insurance                                                                 1           79         (127)
    Net increase (decrease) in Federal Home Loan Bank Advances                 (9,200)      10,000            -
    Net proceeds from issuance of debentures                                    3,128            -            -
    Repayment of other borrowings                                                   -            -       (1,088)
    Net proceeds from issuance of common stock                                  1,724            -            -
    Purchase and retirement of Bank stock                                      (3,943)           -            -
    Dividends paid on preferred and common stock                                 (164)         (87)         (88)
                                                                           ----------   ----------   ----------
       Net cash provided by (used in) financing activities                      6,292       17,123       (4,565)
                                                                           ----------   ----------   ----------
-------------------------------------------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years ended September 30, 1998, 1997, and 1996
                                 (In thousands)

-------------------------------------------------------------------------------------------------------------------


                                                                               1998         1997         1996
                                                                               ----         ----         ----

Change in cash and cash equivalents                                        $      896   $    1,625   $   (4,135)

Cash and cash equivalents at beginning of year                                  4,431        2,806        6,941
                                                                           ----------   ----------   ----------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                   $    5,327   $    4,431   $    2,806
                                                                           ==========   ==========   ==========

Supplemental disclosures of cash flow information
    Cash paid during the year for
       Interest                                                            $    3,305   $    2,628   $    2,369
       Income taxes                                                               156          165          139

Supplemental  disclosure of noncash  investing  activities
    Net transfer  between loans and real estate acquired through
      foreclosure                                                                 223           23         (375)
    Transfer of securities to available-for-sale at fair value                      -            -          563

-------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation: The accompanying consolidated financial statements for the year ended September 30, 1998 include the accounts of The Bryan-College Station Financial Holding Company (the "Company") and its wholly-owned subsidiary First Federal Savings Bank (the "Bank"). On April 1, 1998, the Company was capitalized through the issuance of 200,000 shares of common stock at $10 per share. The Bank concurrently became a wholly-owned subsidiary of the Company in a stock-for-stock exchange with bank stockholders. Stock of dissenting stockholders and fractional shares were purchased by the Company for $24.07 per share. Since the transaction was an internal reorganization, the historical cost basis of accounting is continued for the Bank.

The 1998 consolidated financial statements include the accounts and results of operations of the Company, the Bank, and the Bank's wholly-owned subsidiary First Service Corporation of Bryan. The September 30, 1997 and 1996 consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

Nature of Operations: The only business of the Company is the ownership of the Bank. The Bank is a federally chartered stock savings bank and member of the Federal Home Loan Bank (FHLB) system which maintains insurance on deposit accounts with the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation. The Bank makes residential, commercial real estate, and consumer loans primarily in Brazos County of Texas. Substantially all loans are secured by specific items of collateral, including real estate, residences, and consumer assets.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. The collectibility of loans, fair value of financial instruments, and status of contingencies are particularly subject to change.

Securities: Securities are classified as held-to-maturity when management has the intent and the Company has the ability to hold those securities to maturity. All other securities are classified as available-for-sale since the Company may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. These securities are carried at fair value with unrealized gains and losses charged or credited, net of income taxes, to a valuation allowance included as a separate component of stockholders' equity. Premiums and discounts are recognized in
--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

interest income using methods that approximate the level-yield method. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

Loans Receivable: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses and deferred loan origination fees and discounts.

Allowance for Loan Losses: Because some loans may not be repaid in full, the Company has established an allowance for loan losses. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of the loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A loan is charged-off against the allowance by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

The Company measures impaired loans based on the present value of expected cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of collateral if the loan is collateral dependent. Loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for loan losses to such loans. If these allocations cause the allowance for loan losses to be increased, such increase is reported as a provision for loan losses.

Smaller balance homogeneous loans are defined as residential first mortgage loans secured by one-to-four-family residences, residential construction loans, and consumer loans and are evaluated collectively for impairment. Commercial real estate loans are evaluated individually for impairment. Normal loan evaluation procedures, as described in the second preceding paragraph, are used to identify loans which must be evaluated for impairment. In general, loans classified as "doubtful" or "loss" are considered impaired while loans classified as "substandard" are individually evaluated for impairment. Depending on the relative size of the credit relationship, late or insufficient payments of 30 to 90 days will cause management to reevaluate the credit under its normal loan evaluation procedures. While the factors which identify a credit for consideration for measurement of impairment, or nonaccrual, are similar, the measurement considerations differ. A loan is impaired when the economic value estimated
--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

to be received is less than the value implied in the original credit agreement. A loan is placed in nonaccrual when payments are more than 90 days past due unless the loan is adequately collateralized and in the process of collection. Although impaired loan and nonaccrual loan balances are measured differently, impaired loan disclosures do not differ significantly from nonaccrual and renegotiated loan disclosures.

Recognition of Income on Loans: Interest on loans is accrued over the term of the loans based on the principal balance outstanding. Where serious doubt exists as to the collectibility of a loan, the accrual of interest is discontinued.

Loan Fees and Costs: The Company defers loan origination fees, net of certain direct loan origination costs. The net amount deferred is netted against loans in the balance sheet and is recognized in interest income as a yield adjustment over the contractual term of the loan, adjusted for prepayments.

Loan Sales: The Company sells a portion of its mortgage loan production in the secondary market. The Company obtains sales commitments on these loans immediately prior to making the origination commitment. Loans classified as held for sale are carried at the lower of cost or market value in the aggregate. Net unrealized losses are recognized by charges to income.

Premises and Equipment: The Company's premises and equipment are stated at cost less accumulated depreciation. The Company's premises and related furniture and equipment are depreciated using the straight-line method over their estimated useful lives. Maintenance and repairs are charged to expense, and improvements are capitalized.

Foreclosed Real Estate: Real estate acquired through foreclosure and similar proceedings is carried at the lower of cost (fair value of the asset at the date of foreclosure) or fair value less estimated costs to sell. Losses on disposition, including expenses incurred in connection with the disposition, are charged to operations. Valuation allowances are recognized when the fair value less selling expenses is less than the cost of the asset. Changes in the valuation allowance are charged or credited to income.

Statement of Cash Flows: Cash and cash equivalents are defined to include the Company's cash on hand, demand balances, interest-bearing deposits with financial institutions, and investments in certificates of deposit with original maturities of less than three months.

Income Taxes: The Company records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.
--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share: Earnings per share is computed under the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which was adopted retroactively by the Company at the beginning of the first quarter of fiscal 1998. Amounts reported as Earnings Per Common Share for each of the three years ended September 30, 1998 reflect earnings available to common stockholders for the year divided by the weighted average number of common shares outstanding during the year. Earnings per share for the years ended September 30, 1997 and 1996 have been restated to reflect the 2.5 exchange ratio of Company common stock for Bank common stock. Weighted average common shares were 494,233 for the year ended September 30, 1998 and 599,030 for the years ended September 30, 1997 and 1996. The warrants attached to the 3,629 units issued by the Company on April 1, 1998 have an exercise price of $12.50 per share. The warrants are not included in diluted earnings per share since the exercise price exceeds the market price of the stock.

NOTE 2 - SECURITIES

The amortized cost and fair values of securities at September 30 are as follows:

                                                     ---------------------------1 9 9 8-----------------------
                                                                         Gross          Gross
                                                        Amortized     Unrealized     Unrealized        Fair
                                                          Cost           Gains         Losses          Value
                                                          ----           -----         ------          -----
Available-for-sale
     Equity stock                                    $         5     $         -    $         -    $         5
                                                     ===========     ===========    ===========    ===========

Held-to-maturity
     FHLMC certificates                              $       655     $         2    $       (14)   $       643
     FNMA certificates                                       299               4             (1)           302
                                                     -----------     -----------    -----------    -----------

                                                     $       954     $         6    $       (15)   $       945
                                                     ===========     ===========    ===========    ===========


                                                     ---------------------------1 9 9 7-----------------------
                                                                         Gross          Gross
                                                        Amortized     Unrealized     Unrealized        Fair
                                                          Cost           Gains         Losses          Value
                                                          ----           -----         ------          -----
Held-to-maturity
     FHLMC certificates                              $       774     $         5    $       (27)   $       752
     FNMA certificates                                       376               3             (2)           377
                                                     -----------     -----------    -----------    -----------

                                                     $     1,150     $         8    $       (29)   $     1,129
                                                     ===========     ===========    ===========    ===========

--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)

--------------------------------------------------------------------------------

NOTE 2 - SECURITIES (Continued)

Mortgage-backed securities have varying maturities. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTE 3 - LOANS

Loans receivable at September 30 are summarized as follows:

                                                                                       1998            1997
                                                                                       ----            ----
     First mortgage loans Principal balances:
              Secured by one-to-four-family residences                              $    32,846    $    35,541
              Secured by other properties                                                 4,616          4,166
              Construction loans                                                          6,166         10,305
                                                                                    -----------    -----------
                                                                                         43,628         50,012

         Less:
              Undisbursed portion of loans                                               (2,089)        (3,452)
              Net deferred loan origination fees                                           (140)          (167)
              Deferred gain                                                                  (3)            (3)
                                                                                    -----------    -----------
                  Total first mortgage loans                                             41,396         46,390

     Consumer and other loans
       Principal balances:
              Automobile loans                                                           24,636         15,082
              Home equity and second mortgage                                                37             54
              Loans secured by deposit accounts                                             951            925
              Commercial loans                                                            3,024          1,766
              Other consumer loans                                                        1,199            672
                                                                                    -----------    -----------
                                                                                         29,847         18,499
              Net deferred loan origination costs                                           110             36
              Net premiums on indirect loans                                                620            381
                                                                                    -----------    -----------
                  Total consumer and other loans                                         30,577         18,916

     Less allowance for loan losses                                                        (307)          (273)
                                                                                    -----------    -----------

                                                                                    $    71,666    $    65,033
                                                                                    ===========    ===========

--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

A summary of the activity in the allowance for loan losses follows:

                                                                        1998            1997            1996
                                                                        ----            ----            ----
     Balance at beginning of year                                    $       273    $       247    $       317
     Provision charged to operations                                          79             25            (52)
     Charge-offs                                                             (75)            (5)           (23)
     Recoveries                                                               30              6              5
                                                                     -----------    -----------    -----------

         Balance at end of year                                      $       307    $       273    $       247
                                                                     ===========    ===========    ===========

There were no impaired and nonaccrual loans at September 30, 1998. Nonaccrual loans totaled approximately $8,000, and $56,000 at September 30, 1997 and 1996, respectively. The approximate amounts of interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended September 30 are not material.

The largest portion of the Company's loans are originated for the purpose of enabling borrowers to purchase residential real estate property secured by first liens on such property. At September 30, 1998, approximately 45% of the Company's loans were secured by owner-occupied, one-to-four-family residential property. The Company requires collateral on all loans and generally maintains loan-to-value ratios of 80% or less.

The Company has granted loans to certain officers and directors of the Bank and Company. Related-party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. All loans are current in their contractual payments for both principal and interest.

Activity in the loan accounts of executive officers, directors, and principal stockholders is as follows:

                                                                                       1998            1997
                                                                                       ----            ----
     Balance at beginning of year                                                   $       678    $       699
     Loans disbursed                                                                        379             54
     Principal repayments                                                                  (251)           (56)
     Change in persons classified as related parties                                       (157)           (19)
                                                                                    -----------    -----------

         Balance at end of year                                                     $       649    $       678
                                                                                    ===========    ===========

--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 4 - SECONDARY MORTGAGE MARKET OPERATIONS

The following summarizes the Company's secondary mortgage market activities:

                                                                        1998           1997           1996
                                                                        ----           ----           ----

     Proceeds from sale of mortgage loans                            $    11,526    $     7,821    $    13,839
                                                                     ===========    ===========    ===========

     Gain on sale of mortgage loans                                  $       116    $        54    $       125
     Gain on sale of mortgage servicing rights                               113             94            205
                                                                     -----------    -----------    -----------

                                                                     $       229    $       148    $       330
                                                                     ===========    ===========    ===========

     Loans serviced for others                                       $     1,966    $     1,588    $       966
                                                                     ===========    ===========    ===========


NOTE 5 - PREMISES AND EQUIPMENT

A summary of premises and equipment at September 30 is as follows:

                                                                                        1998            1997
                                                                                        ----            ----

     Land                                                                           $       423    $       358
     Buildings and improvements                                                             987            771
     Furniture and equipment                                                              1,730          1,218
                                                                                    -----------    -----------
         Total cost                                                                       3,140          2,347
     Accumulated depreciation                                                            (1,504)        (1,230)
                                                                                    -----------    -----------

                                                                                    $     1,636    $     1,117
                                                                                    ===========    ===========

--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 6 - DEPOSITS

Certificate of deposit accounts with a minimum denomination of $100,000 or more totaled $9,109,000 and $5,210,000 at September 30, 1998 and 1997, respectively.

At September 30, 1998, scheduled maturities of certificates of deposit are as follows:

                        Year Ending
                        -----------
                           1999                            $      36,348
                           2000                                   10,418
                           2001                                    2,085
                           2002                                      468
                           2003                                      239
                                                           -------------
                                                           $      49,558
                                                           =============

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK AND DEBENTURES

At September 30, secured advances from the Federal Home Loan Bank were as follows:

                                                                                    Balance
                                                                           -----------------------
                    Interest Rate              Maturity Date                  1998         1997
                    -------------              -------------                  ----         ----
                      5.52%                      10/2/98                   $     500    $       -
                      5.29                       10/5/98                         300            -
                      5.55                       10/1/97                           -        5,500
                      5.55                       10/7/97                           -        4,500
                                                                           ---------    ---------

                                                                           $     800    $  10,000
                                                                           =========    =========

The maximum amount of credit available, secured by a blanket lien on first mortgages, is the lesser of 75% of qualifying collateral or 35% of total assets of the Bank. At September 30, 1998, the Bank had the ability, if needed, to borrow up to $23.6 million from the Federal Home Loan Bank of Dallas.

The Bank maintains a collateral pledge agreement covering secured advances whereby the Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, first mortgage loans on residential property (not more than 90 days delinquent), aggregating no less than 133% of the outstanding secured advances from the Federal Home Loan Bank of Dallas.

--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK AND DEBENTURES

  (Continued)

Debentures consist of 3,629 units, each unit consisting of a $1,000 debenture and nine detachable warrants exercisable at an exercise price of $12.50 per share. At September 30, 1998, notes payable are summarized as follows:

      Interest Rate                  Maturity Date                 Balance
      -------------                  -------------                 -------

          11.5%                      March 31, 2003              $ 3,629,000


NOTE 8 - BENEFIT PLANS

During 1993, the Bank's Board of Directors adopted a stock option and incentive plan (the Plan) that was subsequently ratified by the stockholders. Under the Plan, options for 18,479 shares of common stock at $10.00 per share were granted to the directors and officers of the Bank. During the fiscal year 1997, 1,553 stock options expired due to the resignation of an officer and a director who did not exercise their options. At September 30, 1997, 13,461 options were outstanding. Concurrent with the merger and formation of the Holding Company on April 1, 1998, all outstanding stock options were cancelled.

The Bank has a defined benefit pension plan covering substantially all of the employees. The benefits are based on years of service and an employee's compensation during the highest five years out of the last ten years of employment. The Bank's funding policy is to contribute each year an amount which satisfies the regulatory funding standards. The contributions are invested in a Lincoln National Group Variable Annuity Contract.

The funded status of the plan at September 30 is as follows:

                                                                                       1998            1997
                                                                                       ----            ----
     Change in benefit obligation:
         Beginning benefit obligation                                               $       595    $       499
         Service cost                                                                        82             69
         Interest cost                                                                       41             35
         Actuarial (gain) loss                                                               (6)            18
         Benefits paid                                                                      (36)           (26)
                                                                                    -----------    -----------
              Ending benefit obligation                                             $       676    $       595
                                                                                    ===========    ===========

     Change in plan assets:
         Beginning fair value                                                       $       437    $       333
         Actual return                                                                       21             21
         Employer contribution                                                              120            109
         Benefits paid                                                                      (36)           (26)
                                                                                    -----------    -----------
              Ending fair value                                                     $       542    $       437
                                                                                    ===========    ===========

     Funded status                                                                  $      (134)   $      (158)
     Unrecognized net actuarial loss                                                         55             62
     Unrecognized net transition obligation                                                 104            111
     Additional minimum liability                                                             -            (30)
                                                                                    -----------    -----------
         Prepaid (accrued) benefit cost                                             $        25    $       (15)
                                                                                    ===========    ===========

--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 8 - BENEFIT PLANS (Continued)

                                                                     --------Year Ended September 30,---------
                                                                        1998           1997            1996
                                                                        ----           ----            ----
Net pension cost includes the following components:
     Service cost earned during the period                           $        82    $        69    $        73
     Interest cost                                                            42             35             25
     Expected return on plan assets                                          (31)           (23)           (16)
     Net amortization and deferral                                            16              9              7
                                                                     -----------    -----------    -----------

         Net periodic pension cost                                   $       109    $        90    $        89
                                                                     ===========    ===========    ===========

The assumptions used to develop the net periodic pension cost were:

                                                                     --------Year Ended September 30,---------
                                                                        1998           1997            1996
                                                                        ----           ----            ----
     Discount rate                                                       7%             7%              7%
     Expected long-term rate of return on assets                         7%             7%              7%
     Rate of increase in compensation levels                             5%             5%              5%

The Bank entered into an employment, consulting, and supplemental retirement agreement on July 1, 1997 with the President and Chief Executive Officer of the Bank. The employment and consulting portions of the agreement have a combined term of five years from the commencement date of July 1, 1997. The consulting portion commences upon completion of the three-year employment period and calls for annual consulting fees equal to $58,200 payable in equal monthly installments. The supplemental retirement agreement commences on the later of the retirement date or July 1, 2002 and is based on services commencing on July 1, 1997. The President's salary is reduced by 50% of the amount of the retirement expense incurred each month by the Bank.

NOTE 9 - REGULATORY AND CAPITAL MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 9 - REGULATORY AND CAPITAL MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital as defined in the regulations to risk-weighted assets as defined and of Tier I capital to average assets as defined. As of September 30, 1998, the most recent notification from the Office of Thrift Supervision categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. At September 30, 1998 and 1997, the Bank did not meet the minimum requirement to be well capitalized under prompt corrective action regulations.

At year end, actual capital levels of the Bank and minimum required levels were:

                                                                                                  Minimum Required
                                                                                                     to Be Well
                                                                          Minimum Required        Capitalized Under
                                                                             for Capital          Prompt Corrective
                                                         Actual           Adequacy Purposes      Action Regulations
                                                         ------           -----------------      ------------------
                                                   Amount      Ratio     Amount       Ratio       Amount      Ratio
                                                   ------      -----     ------       -----       ------      -----

1998
----
Total capital (to risk-weighted assets)           $   5,563    8.52%    $   5,226     8.00%      $   6,533   10.00%
Tier 1 (core) capital (to risk-weighted assets)       5,256    8.04         2,615     4.00           3,922    6.00
Tier 1 (core) capital (to adjusted total assets)      5,256    6.43         2,453     3.00           4,088    5.00
Tier 1 (leverage) capital (to average assets)         5,256    6.86         3,064     4.00           3,830    5.00
Tangible capital (to adjusted total assets)           5,256    6.43         1,226     1.50             N/A      N/A

1997
----
Total capital (to risk-weighted assets)           $   5,107    9.11%    $   4,486     8.00%      $   5,608   10.00%
Tier 1 (core) capital (to risk-weighted assets)       4,834    8.62         2,243     4.00           3,365    6.00
Tier 1 (core) capital (to adjusted total assets)      4,834    6.43         2,256     3.00           3,760    5.00
Tier 1 (leverage) capital (to average assets)         4,834    7.53         2,568     4.00           3,210    5.00
Tangible capital (to adjusted total assets)           4,834    6.43         1,128     1.50             N/A      N/A

Accordingly, management considers the capital requirements to have been met. Regulations also include restrictions on loans to one borrower; certain types of investments and loans; loans to officers, directors, and principal stockholders; brokered deposits; and transactions with affiliates.

Federal  regulations  require the Bank to comply with a Qualified  Thrift Lender
(QTL) test which requires that 65% of assets be maintained in housing-related finance and other specified assets. If the QTL test is not met, limits are placed on growth, branching, new investments, FHLB advances, and dividends or the institution must convert to a commercial bank charter. Management considers the QTL test to have been met.

--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 9 - REGULATORY AND CAPITAL MATTERS (Continued)

Bank Series A preferred stock has a $ .01 par value, is nonvoting, and entitles the holder to a $10 per share liquidation preference. The stock bears non-cumulative quarterly dividends at an annual rate of 10%. At the Bank's option, the stock can be redeemed after two years. The Bank preferred stock is reflected as minority interest in the consolidated statement of financial condition.

NOTE 10 - COMMITMENTS, CONTINGENT LIABILITIES, AND CONCENTRATIONS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to make loans and fund lines of credit and loans-in-process. The Company's exposure to credit loss in the event of nonperformance by the other party to these financial instruments is represented by the contractual amount of these instruments. The Company follows the same credit policy to make such commitments as it uses for on-balance-sheet items.

At September 30, these financial instruments are summarized as follows:

                                                                                             Contract
                                                                                              Amount
                                                                                              ------
                                                                                       1998            1997
                                                                                       ----            ----
     Financial instruments whose contract amounts represent credit risk:
         Commitments to make loans                                                  $     3,197    $     8,610
         Loans-in-process                                                                 2,089          3,452
         Lines of credit                                                                    974          1,371
         Letters of credit                                                                   73            175

The Company had $3,197,000 of fixed rate commitments to originate loans, ranging from 6.125% to 12.99% at September 30, 1998. The commitments have terms of 75 days. Since many commitments to make loans expire without being used, the amount above does not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

Financial instruments which potentially subject the Company to concentrations of credit risk include interest-bearing deposit accounts in other financial institutions and loans. At September 30, 1998, the Company had deposit accounts with balances totaling approximately $3,667,000 at the Federal Home Loan Bank of Dallas. Concentrations of loans are described in Note 3.


--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 10 - COMMITMENTS, CONTINGENT LIABILITIES, AND CONCENTRATIONS
  (Continued)

The Company is, from time to time, a party to certain lawsuits arising in the ordinary course of its business. The Bank believes that none of these lawsuits would, if adversely determined, have a material adverse effect on its financial condition, results of operations, or capital.

During September 1996, the Company entered into a noncancelable operating lease for office space relating to mortgage operations. The lease expired August 31, 1998 and the Company is leasing the space month-to-month until December 31, 1999. The Company has entered into a new noncancelable operating lease for the mortgage operations effective January 1, 1999 with a term of three years and one option to renew for an additional three years. Rental expense on this space was approximately $29,000 for the year ended September 30, 1998. Projected minimum payments under the terms of the lease, not including insurance and maintenance, are as follows:

                           1999                         $     16
                           2000                               21
                           2001                               21
                           2002                                5
                                                        --------

                                                        $     63
                                                        ========

NOTE 11 - INCOME TAX EXPENSE

The provision for income tax expense consists of the following:

                                                                     ---------Year Ended September 30,---------
                                                                        1998            1997            1996
                                                                        ----            ----            ----
     Current income tax expense                                      $       185    $       179    $       168
     Deferred income tax expense (benefit)                                   (21)           133            (60)
                                                                     -----------    -----------    -----------

                                                                     $       164    $       312    $       108
                                                                     ===========    ===========    ===========

The provision for income tax differs from that computed at the statutory corporate tax rate as follows:

                                                                     ---------Year Ended September 30,---------
                                                                        1998            1997            1996
                                                                        ----            ----            ----
     Tax expense at statutory rate (34%)                             $       155    $       312    $       116
     Other tax effects                                                         9              -             (8)
                                                                     -----------    -----------    -----------

                                                                     $       164    $       312    $       108
                                                                     ===========    ===========    ===========


--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 11 - INCOME TAX EXPENSE (Continued)

The Bank has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income in the financial statements. Retained earnings at September 30, 1998 include approximately $478,000, representing tax bad debt provisions through 1986, for which no deferred federal income tax liability has been recorded.

Tax legislation passed in August 1996 now requires all thrift institutions to deduct a provision for bad debts for tax purposes based on actual loss experience and recapture the excess bad debt reserve accumulated in the tax years after 1986. The related amount of deferred tax liability which must be recaptured is $175,000 and is payable over a six-year period, beginning in fiscal year 1997. The remaining amount of deferred tax liability which must be recaptured at September 30, 1998 is $116,000.

Deferred tax assets  (liabilities)  are  comprised of the following at September
30:

                                                                                       1998            1997
                                                                                       ----            ----
     Supplemental employee retirement agreement                                     $        34    $         -
     Depreciation                                                                             8              -
     Other                                                                                    -              3
                                                                                    -----------    -----------
         Total deferred tax assets                                                           42              3

     Depreciation                                                                             -            (23)
     Federal Home Loan Bank stock dividends                                                (141)          (128)
     Loans, principally due to allowance for losses                                         (99)           (71)
                                                                                    -----------    -----------
         Total deferred tax liabilities                                                    (240)          (222)
                                                                                    -----------    -----------

              Net deferred tax liabilities                                          $      (198)   $      (219)
                                                                                    ===========    ===========


--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The   approximate   carrying  amount  and  estimated  fair  value  of  financial instruments at September 30 is as follows:

                                                   -------------1998------------   ------------1997------------
                                                     Approximate                     Approximate
                                                      Carrying        Estimated       Carrying        Estimated
                                                       Amount        Fair Value        Amount        Fair Value
                                                       ------        ----------        ------        ----------
     Financial assets
         Cash and cash equivalents                   $     5,327     $     5,327    $     4,431    $     4,431
         Securities                                          959             950          1,150          1,129
         Loans, net of allowance for
          loan losses                                     71,666          72,589         65,033         65,683
         Loans held for sale                                 328             328            204            204
         Federal Home Loan Bank stock                        382             382            896            896
         Accrued interest receivable                         608             608            537            537

     Financial liabilities
         Demand deposits                                 (18,797)        (18,797)       (14,610)       (14,610)
         Savings deposits                                 (5,199)         (5,199)        (4,393)        (4,393)
         Time deposits                                   (49,558)        (49,719)       (39,805)       (39,891)
         Advance payments by borrowers
          for taxes and insurance                           (863)           (863)          (862)          (862)
         Federal Home Loan Bank Advances                    (800)           (800)       (10,000)       (10,000)
         Debentures                                       (3,629)         (3,752)             -              -
         Accrued interest payable                           (168)           (168)           (56)           (56)

For the purposes of above, the following assumptions were used:

Cash and Cash Equivalents: The estimated fair values for cash and cash equivalents are based on their carrying values due to the short-term nature of these assets.

Securities: The fair values of securities are based on the quoted market value for the individual security or its equivalent.

Loans: The estimated fair value for loans has been determined by calculating the present value of future cash flows based on the current rate the Company would charge for similar loans with similar maturities, applied for an estimated time period until the loan is assumed to be repriced or repaid.


--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

Federal Home Loan Bank Stock: The fair value of Federal Home Loan Bank stock is assumed to approximate its carrying value.

Deposit Liabilities: The estimated fair value for time deposits has been determined by calculating the present value of future cash flows based on estimates of rates the Company would pay on such deposits, applied for the time period until maturity. The estimated fair values of interest-bearing demand and savings deposits are assumed to approximate their carrying values as management establishes rates on these deposits at a level that approximates the local market area. Additionally, these deposits can be withdrawn on demand.

Accrued Interest: The fair values of accrued interest receivable and payable are assumed to equal their carrying values.

Federal Home Loan Bank Advances and Advance  Payments by Borrowers for Taxes and
Insurance: The fair values are assumed to approximate the carrying values.

Debentures: The estimated fair value of debentures is based on calculating the present value of future cash flows using the current rate for a note with similar risk characteristics and similar length to maturity. The current rate was obtained from inquiry of investment bankers familiar with the thrift industry and the risk associated with debentures based on recent issuance of similar debentures.

Off-Balance-Sheet Instruments: Off-balance-sheet items consist principally of unfunded loan commitments. The fair value of these commitments is not material.

Other assets and liabilities of the Company not defined as financial instruments, such as property and equipment, are not included in the above disclosures. Also not included are nonfinancial instruments typically not recognized in financial statements such as the value of core deposits and similar items.

While the above estimates are based on management's judgment of the most appropriate factors, there is no assurance that if the Company disposed of these items on September 30, 1998, the fair value would have been achieved, because the market value may differ depending on the circumstances. The estimated fair values at September 30, 1998 should not necessarily be considered to apply at subsequent dates.

--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 13 - MERGER AND FORMATION OF HOLDING COMPANY

On April 1, 1998, First Federal Savings Bank became a wholly-owned subsidiary of The Bryan-College Station Financial Holding Company through an agreement and plan of merger. The Company issued 200,000 shares of common stock at a price of $10 per share and 3,629 units, each unit consisting of a $1,000 debenture bearing an interest rate of 11.5% due March 31, 2003 and nine detachable warrants. Each warrant entitles the unit holder to purchase one share of Company common stock for $12.50 through March 31, 2003. Existing stockholders of First Federal Savings Bank exchanged one share of existing First Federal common stock for two and one-half shares of new holding company stock or sold their common stock for cash of $24.07 per share. The Bank preferred stock was not affected by the reorganization and is recorded as minority interest in the consolidated statement of financial condition.

Delaware law generally limits dividends of the Company to an amount equal to the excess of its net assets over its paid-in capital or, if there is no such excess, to its net profits for the current and immediately preceding fiscal year. In addition, the Company is prohibited from paying dividends on junior securities such as the Company's common stock unless all interest payments with respect to the debentures have been made.

Merger costs totaling $276,000 were deducted from the proceeds of the shares sold in the formation of the new holding company.

NOTE 14 - PARENT COMPANY ONLY FINANCIAL INFORMATION

                             CONDENSED BALANCE SHEET
                               September 30, 1998

     ASSETS
     Cash                                                                                       $          441
     Equity interest in bank subsidiary                                                                  5,256
     Other assets                                                                                          764
                                                                                                --------------
                                                                                                $        6,461
                                                                                                ==============

     LIABILITIES AND STOCKHOLDERS' EQUITY
     Notes payable                                                                              $        3,629
     Accrued interest and other liabilities                                                                 89
                                                                                                --------------
         Total liabilities                                                                               3,718

     Minority interest                                                                                     873

     Stockholders' equity

         Common stock                                                                                        4
         Additional paid-in capital                                                                      1,849
         Retained earnings                                                                                  17
                                                                                                --------------
              Total stockholders' equity                                                                 1,870
                                                                                                --------------

                                                                                                $        6,461
                                                                                                ==============

--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 14 - PARENT COMPANY ONLY FINANCIAL INFORMATION (Continued)

                          CONDENSED STATEMENT OF INCOME
             For the period April 1, 1998 through September 30, 1998

     Income
         Interest income                                                                        $            3
         Other income                                                                                       10
                                                                                                --------------
              Total income                                                                                  13

     Expenses
         Interest expense                                                                                  210
         Other expenses                                                                                    300
                                                                                                --------------

              Total expenses                                                                               510
                                                                                                --------------

     LOSS BEFORE EQUITY IN UNDISTRIBUTED
       EARNINGS OF SUBSIDIARY                                                                             (497)

     Equity in undistributed earnings of Bank subsidiary                                                   354
                                                                                                --------------


Loss before income tax benefit                                                                            (143)

Income tax benefit                                                                                        (160)
                                                                                                --------------

Net income                                                                                      $           17
                                                                                                ==============

--------------------------------------------------------------------------------

                                   (Continued)

       THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 Years ended September 30, 1998, 1997, and 1996
                          (Table amounts in thousands)
--------------------------------------------------------------------------------

NOTE 14 - PARENT COMPANY ONLY FINANCIAL INFORMATION (Continued)

                        CONDENSED STATEMENT OF CASH FLOWS
             For the period April 1, 1998 through September 30, 1998

     CASH FLOWS FROM OPERATING ACTIVITIES
         Net income                                                                             $           17
         Adjustments to reconcile net income to
           net cash provided by operating activities:
              Equity in undistributed earnings of subsidiary                                              (310)
              Amortization of debt issuance and reorganization costs                                        67
              Increase in other assets, net of liabilities                                                (242)
                                                                                                --------------
                  Net cash used in operating activities                                                   (468)

     CASH FLOWS FROM FINANCING ACTIVITIES
         Net proceeds from issuance of common stock                                                      1,724
         Net proceeds from issuance of debentures                                                        3,128
         Purchase and retirement of Bank stock                                                          (3,943)
                                                                                                --------------
              Net cash provided by financing activities                                                    909
                                                                                                --------------

     Change in cash and cash equivalents                                                                   441

     Cash and cash equivalents at beginning of period                                                        -
                                                                                                --------------

     CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                 $          441
                                                                                                ==============

     Supplemental disclosures of cash flow information
         Cash paid during the period for
              Interest                                                                          $          121

--------------------------------------------------------------------------------

                                   (Continued)

                              CORPORATE INFORMATION

================================================================================



ANNUAL MEETING

         The annual meeting of the Company, will be held on February 18, 1999 at 3:00 p.m., Bryan, Texas time, at the main office of the Company located at 2900 Texas Avenue, Bryan, Texas.

MARKET INFORMATION

         The Company's common stock is listed on the bulletin board of the NASDAQ and is only traded infrequently. The Company's common stock was issued at $10.00 per share in connection with the acquisition of the Bank on April 1, 1998. At December 24, 1998 there were 562 holders of the Company's common stock and 389,436 shares of common stock issued and outstanding. At December 24, 1998, the last known sales price of the Company's common stock was $10 per share.

DIVIDENDS

         The Company pays dividends upon the determination of the Board of Directors in its discretion that such payment is consistent with the long-term interests of the Company. The factors affecting this determination include the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other relevant factors. The Company did not declare cash dividends on its common stock during fiscal 1998. However, First Federal paid an aggregate of $88,000 in quarterly cash dividends on its preferred stock in 1997.

         First Federal may not declare or pay a cash dividend or repurchase shares of its stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account or to meet applicable regulatory capital requirements. Federal regulations limit the Bank's capital distributions during a calendar year to one hundred percent of its net income plus one-half of its capital surplus ratio at the beginning of the calendar year. In addition, the Bank must give the OTS thirty days notice prior to the declaration of a dividend.

ANNUAL REPORT ON FORM 10-KSB AND OTHER INVESTOR INFORMATION

         The Bryan-College Station Financial Holding Company will furnish upon written request at no charge to any stockholder a copy of its Annual Report on Form 10-KSB for the year ended September 30, 1998 and the exhibits thereto required to be filed with the SEC under the Securities Exchange Act of 1934 by writing to:

                  Kay Watson
                  Stockholder Relations Officer
                  The Bryan-College Station Financial Holding Company 2900 Texas Avenue
                  Bryan, Texas  77802
                  (409) 779-2900

TRANSFER AGENT AND REGISTRAR

                  The Bryan-College Station Financial Holding Company
                  Attention: Kay Watson
                  Stockholder Relations Officer
                  2900 Texas Avenue
                  Bryan, Texas  77802
                  (409) 779-2900

AUDITORS

                  Crowe, Chizek and Company LLP
                  One Mid America Plaza
                  P.O. Box 3697
                  Oak Brook, Illinois  60522-3697

SPECIAL COUNSEL

                  Silver Freedman & Taff, L.L.P.
                  (a partnership including professional corporations) 1100 New York Avenue, N.W.
                  Suite 700
                  Washington, D.C.  20006

                            THE BRYAN-COLLEGE STATION
                            FINANCIAL HOLDING COMPANY
================================================================================

BOARD OF DIRECTORS:                                                       OFFICERS OF THE BRYAN-COLLEGE
                                                                          STATION FINANCIAL HOLDING COMPANY

Richard L. Peacock, Chairman of the Board/Retired                         J. Stanley Stephen, President and Chief Executive
Owner/Office Supply                                                       Officer
Ernest Wentrcek,  Vice Chairman of the
Board/Retired  Texas A&M and Owner/W&W Realty                             George Koenig, Executive Vice President and
Charles  Neelley,  Secretary-Treasurer of the  Board/                     Manager/Manufactured Housing Loan
Retired  Texas A&M and Travel/Business                                    Department/First Federal Savings Bank
Jack W. Lester, Jr.,  Assistant Secretary-Treasurer of
the Board/Retired/Owner/Ladies Wear Fashion                               Mary Lynn Hegar, Senior Vice President and Chief
Business                                                                  Financial Officer
J. Stanley Stephen, President/CEO,  First Federal
Savings Bank                                                              Brad Stephen, Vice President
Ken L. Hays, Owner,  Aggieland Travel
Roland Ruffino,  Co-Owner/Readfield Meats
Robert Conaway,  Owner/Progress Supply
George Koenig, Executive Vice President,
 First Federal Savings Bank
Arthur Davila, Retired, Texas A&M University,
Physical Plant
Joseph W. Krolczyk, Owner/President, KESCO
Restaurant Equipment Supply Inc.
Gary A. Snoe, Owner/President, Snoe Inc. Specialty
Tool and Die