Form 10KSB, Exhibit 13
period 1999-09-30
BRYAN COLLEGE STATION FINANCIAL HOLDING CO
filed 2000-01-12
CIK 1030859

--------------------------------------------------------------------------------


                              1999 ANNUAL REPORT

--------------------------------------------------------------------------------



















             THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY
                                 BRYAN, TEXAS

--------------------------------------------------------------------------------
                              TABLE OF CONTENTS
--------------------------------------------------------------------------------



President's Message.........................................................  1

Selected Consolidated Financial Data........................................  4

Management's Discussion and Analysis of Financial
  Condition and Results of Operations.......................................  6

Consolidated Financial Statements........................................... 26

Corporate Information....................................................... 56

                     [THE BRYAN-COLLEGE STATION FINANCIAL
                         HOLDING COMPANY'S LETTERHEAD]








                                                            December 22, 1999


Dear Friend and Stockholder:

      We wish to take this opportunity to express our gratitude and appreciation for the moral and financial support you have given THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY (the "Holding Company") and its principal operating subsidiary, FIRST FEDERAL SAVINGS BANK ("First Federal"). As we completed our first full year of operations with the new holding company, we thank each and every one of you for your personal encouragement and involvement over these eight years while we transitioned this financial institution into full-service banking with multiple branches and offices, converted it into a federal stock financial institution in the early '90's , and organized our new holding company in 1998. Your trust and confidence has been invaluable during this period of time -- and we intend to continue to honor that trust.

      Thanks to you, First Federal is the only publicly-traded independent financial institution in this area. It has enjoyed an excellent growth and community acceptance over these past eight years, and has loaned to the people in the community more of its deposits than any other financial institution in this immediate area -- with relatively low loan losses over the past three fiscal years.

      The stockholders of the Holding Company (parent of its principal operating subsidiary, First Federal) will be pleased to know that during the Holding Company's first full year of operations, and after paying the interest on its $3.6 million of debentures, amortizing its initial organization costs and deducting the normal operating expenses, the Combined Company earned (after-taxes) $245,000.

     First Federal had grown very fast in 1997 and 1998. In 1999, management pursued a strategy to control its growth in order to emphasize increased profitability and gradually increase its capital ratios. This strategy was successfully accomplished as First Federal's net profits increased 30% from last year, to $815,000 this year. In addition, we increased the capital ratios of First Federal.

     First Federal began its transition to full-service banking in 1994 and 1995, and incurred the expenses associated therewith (such as new data processing, tellers, and drive-in facilities). As a result, net income was $193,000 in 1994 and $211,000 in 1995. In 1996, net income rose to $454,000 before a one-time charge of $220,000 to recapitalize the Savings Association Insurance Fund. In 1997, net income rose to $605,000 and to $628,000 in 1998. In the fiscal year 1999, net income increased to $815,000.

      Our beautiful new permanent north Bryan banking facility, strategically located at the intersection of the two major highways in our community, has just been completed and opened for business on December 20, 1999. This new facility has everyone excited and enthusiastic about First Federal's opportunities in that large portion of Bryan-College Station. For the first time, we are now offering safe deposit service at our principal offices -- with over 700 new safe deposit boxes recently installed. Plus, we have also completed expansion of a larger customer-service area, new Note Department offices and a large vault to accommodate the growth in our principal offices.

      To provide for continued profitable growth in the Bryan-College Station area, and also to implement our new three year strategic plan to carefully expand into the growing "Texas Triangle" generally bordered by Houston, Austin-San Antonio, and Dallas-Ft. Worth, we have just hired the former President of a successful automobile lending firm to manage and expand our profitable Second Chance Auto Loan Program with selected auto dealers located throughout this "Texas Triangle." In addition, in 1999 we hired an experienced and seasoned Small Business Administration ("SBA") loan specialist in order to expand our SBA guaranteed loan program throughout the "Texas Triangle," by utilizing our recent designation as a Certified SBA Lender. Our mortgage lending offices have also just begun their expansion into this same general area. This strategy is designed to diversify First Federal's business opportunities over the next three years into what we believe to be one of the fastest-growing areas of the State of Texas, in order to enhance our franchise value and thus, increased value for you, the stockholders of our Holding Company.

      We have expended much time, energy and expense to prepare First Federal for the Year 2000 issue. We believe that we are truly ready for any eventuality (including any unexpected loss of electricity). In order to protect First Federal against anticipated increases in interest rates this next year, at September 30, 1999, our loan portfolio and deposits were positioned to absorb a 2% additional increase in interest rates without any change in our net portfolio value, and if interest rates were to increase by 3%, then we would have only a 2% decrease in our net portfolio value. Thus, we believe First Federal to be in an enviable position to meet any unanticipated changes, and we intend to maintain that same management discipline in the years ahead.

      During this past year, we lost a true friend and wonderful director, Arthur Davila. Recently, we welcomed Helen Chavarria to the Board of Directors of the Holding Company and First Federal. Helen is a well-known and respected former member of the Bryan City Council, where she served for several terms. She is also active in numerous community affairs.

      The unique and valuable corporate charter of our Holding Company gives us an ability to enter into any type of safe, sound, and lawful business (subject to regulatory oversight), whether or not related to financial services such as banking (unlike bank holding companies). To benefit from this valuable charter, our plans are to carefully diversify our Holding Company into different types of safe, sound, lawful and profitable businesses throughout this "Texas Triangle" -- so that we can further enhance our franchise value. This is truly an exciting opportunity, and we are very enthusiastic about the future of our Holding Company, as well as the future of First Federal.

      We are most fortunate to have a committed and dedicated Board of Directors, and a highly motivated staff who work many hours "over and above" the normal call of duty in order to accomplish our goals. We could not exist and prosper without them, and without you, our owners and stockholders. Our genuine appreciation to each of you for your confidence by your investment in our stock and in our future.

      We pledge to each of you our untiring efforts, and a commitment to use our very best efforts in order to maximize the return on your investment as we implement our strategic plan over these next three years.

                                    Sincerely,



                                    Stan Stephen
                                    President/CEO




BOARD OF DIRECTORS:

Richard L. Peacock, Chairman of the Board/Retired/ Owner/Office Supply Business Ernest Wentrcek, Vice Chairman of the Board/Retired Texas A&M and Realtor Charles Neelley, Secretary-Treasurer of the Board/ Retired Texas A&M and former owner of Travel Business
Helen Chavarria,  Housing Management Specialist for the Brazos  Valley   Council
 of Government, and area recruiter for Amnesty and Instructional Assistant for Region IV Educational Service Center located in Huntsville, Texas
J. Stanley Stephen, President/CEO,  First Federal Savings Bank
Ken Hays, Owner, Aggieland Travel
Roland Ruffino, Co-Owner/Readfield Wholesale Meats & Readfield Retail Meats Robert Conaway, Owner/Progress Supply
George Koenig, Executive Vice President & Manager/Construction Lending & Bank
 Facilities
Joseph W. Krolczyk, Owner/President, KESCO Restaurant Equipment Supply Inc.
Gary A. Snoe, Owner/President, Snoe Inc. Specialty Tool & Die

                     SELECTED CONSOLIDATED FINANCIAL DATA

      The following tables present selected consolidated financial data for The Bryan-College Station Financial Holding Company (the "Holding Company"), organized as of April 1, 1998 and its principal operating wholly-owned subsidiary, First Federal Savings Bank ("First Federal" or the "Bank") at the dates and for the periods indicated. This information is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements of the Holding Company included elsewhere in this 1999 Annual Report.


                                               At September 30,
                           ----------------------------------------------------

                              1999       1998      1997       1996      1995
                           ----------------------------------------------------
                                               (In Thousands)
Selected Financial
Condition Data:
Total assets(1)............    $81,869   $82,634    $75,089   $57,597    $61,432
Loans receivable, net(2)..      70,438    71,994     65,237    49,579     48,605
Mortgage-backed securities.        692       954      1,150     1,292      2,278
Investment securities......        ---       ---        ---     1,000      1,000
Deposits...................     73,240    73,554     58,808    51,677     54,939
Debentures.................      3,629     3,629        ---       ---        ---
Other borrowings...........        ---       800     10,000       ---      1,088
Stockholders' equity.......      2,115     1,870      4,834     4,316      4,170

(1) After two years of fast growth (averaging 20% in deposits a year in 1997 and 1998), management planned a strategy of "no growth" in deposits for 1999, in order to gradually increase ratios of capital to total assets and increase emphasis on profitability. Both goals were accomplished by First Federal.
(2) Including loans held for sale at month end of $2.5 million, $328,000, $204,000, $419,000 and $1.8 million at September 30, 1999, 1998, 1997, 1996 and 1995, respectively.

                                                         Year Ended September 30,
                                              --------------------------------------------

                                                1999    1998     1997     1996    1995
                                              --------------------------------------------
                                                                (In Thousands)
Selected Operations Data:
Total interest income........................   $7,543 $6,891    $5,597   $4,828   $4,698

Total interest expense.......................    3,558  3,417     2,659    2,363    2,294
                                                ------ ------   -------   ------   ------
 Net interest income.........................    3,985  3,474     2,938    2,465    2,404
Provision for loan losses....................      104     79        25      (52)      27
                                                ------ ------   -------   ------   ------
Net interest income after provision for
 loan losses.................................    3,881  3,395     2,913    2,517    2,377

Service charges..............................      744    602       585      527      355
Gain on sales of loans, mortgage servicing
 rights, mortgage-backed securities and
 investment securities.......................      787    229       148      343      213
Income from operation of foreclosed real
 estate......................................      (17)   (20)      (20)      (9)      (2)
Other noninterest income.....................      269    120        62       12       26
SAIF Special Assessment......................      ---    ---       ---      333      ---
Other noninterest expenses (operating expenses)  5,220  3,870     2,771    2,715    2,648
                                                ------ ------   -------   ------   ------
Income before income taxes...................      444    456       917      342      321
Income tax expense ..........................      199    164       312      108      110
                                                ------ ------   -------   ------   ------
Net income...................................   $  245 $  292   $   605   $  234   $  211
                                                ====== ======   =======   ======   ======
Dividends on bank preferred stock............   $  --- $  (44)  $   (87)  $  (88)  $  (88)
                                                ====== ======   =======   ======   ======
Net income available to common stockholders..   $  245 $  248   $   518   $  146   $  123
                                                ====== ======   =======   ======   ======


                                                 At or for the
                                            Year Ended September 30,
                                 ---------------------------------------------

                                   1999     1998     1997      1996     1995
                                 ---------------------------------------------
Other Data:
Interest rate spread information:
  Average during period(1).......    4.84%    4.49%   4.47%     4.11%    3.97%
  End of period(2)...............    5.94     5.10    4.56      4.67     4.17
Net interest margin for the
 period(3).......................    5.10     4.80    4.85      4.45     4.29

Average interest-earning assets
 as a percentage of average
 interest-bearing liabilities....  105.67   106.51  108.61    108.01   107.95

Non-performing assets to total
 assets at end of period(4).......   3.31     1.62    1.71      1.50      .62
Total equity to total assets
 (end of period)..................   2.58     2.26    6.44      7.49     6.79
Total equity to assets ratio
 (ratio of average equity to average
 total assets).....................  2.48     4.54    7.23      7.26     6.91
Return on assets (ratio of net
 income to average total assets)...   .29      .38     .94       .40      .36
Return on assets, excluding
 special SAIF assessment...........   ---      ---     ---       .77      ---
Return on total equity (ratio of
 net income to average equity).....  11.73     8.40   13.03     5.46     5.15
Return on total equity,
 excluding special SAIF assessment.    ---      ---     ---    10.60      ---
Non-interest expenses to average
 total assets......................   6.19     5.05    4.32     5.17     4.47
Non-interest expense to average
 total assets excluding special
 SAIF assessment...................    ---      ---     ---     4.60      ---
Ratio of earnings to fixed
 charges including interest on
 deposits(5).......................   1.12     1.12    1.30     1.10     1.10
Ratio of earnings to fixed
 charges excluding interest
 on deposits(5)....................   2.03     1.86    4.25     3.73     1.99
Earnings per share.................    .57(6)   .46(7)  .79(7)   .22(7)   .19(7)
Number of deposit accounts......... 11,087   10,203   8,783    7,903    7,266
Number of full-service offices(8)..      4        3       2        2        2

(1) Represents the difference between the average yield received on interest-earning assets (primarily loans) and the average rate paid on interest-bearing liabilities (primarily deposits).
(2) Represents the weighted average yield on interest-earning assets (primarily loans) at the end of the period minus the weighted average cost of liabilities (primarily deposits) at the end of the period.
(3) Net interest income divided by average interest-earning assets (primarily loans).
(4) Non-performing assets include loans that are 90 days or more delinquent as well as repossessed assets.
(5) The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings from continuing operations before income taxes and extraordinary items plus fixed charges. Fixed charges include interest expensed and Bank preferred stock dividends.
(6) Adjusted to reflect one 10% stock dividend previously paid to the stockholders in fiscal year ending September 30, 1999.
(7) Adjusted to reflect one 10% stock dividend previously paid to the stockholders, and to reflect the 2.5 exchange ratio of Holding Company common stock for Bank common stock.
(8)   Includes full-service mortgage lending offices.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

      The Bryan-College Station Financial Holding Company (the "Holding Company" and, with its subsidiary the "Combined Company"), a Delaware corporation, was formed to act as the holding company for First Federal Savings Bank, Bryan, Texas ("First Federal" or the "Bank") by acquiring 100% of the stock of First Federal through the exchange of approximately 32% of First Federal common stock for Holding Company common stock and the purchase of approximately 68% of First Federal common stock for cash (the "Acquisition"). The Holding Company received approval from the Office of Thrift Supervision (the "OTS") to acquire all of the common stock of the Bank outstanding upon completion of the Acquisition. The Acquisition was completed on April 1, 1998. All references to the Combined Company, unless otherwise indicated, at or before April 1, 1998, refer to the Bank.

      The Combined Company is headquartered in Bryan, Texas and operates through its principal operating subsidiary First Federal. First Federal's major goals are to provide high quality full-service "niche" retail banking on a profitable basis to primarily the middle-class and blue-collar population through its offices located in Bryan/College Station, Texas. The Combined Company is currently in the process of expanding its products and services into the general trade area bordered by the "Texas Triangle" of Houston, Austin -- San Antonio, and Dallas. First Federal intends to continue to focus primarily on one-to four-family residential loans, indirect consumer lending through its Second Chance Auto Loan Program from selected auto dealers generally from the "Texas Triangle" (and partially insured against loss by credit-default insurance), Small Business Administration ("SBA") guaranteed loans in the "Texas Triangle" through its new designation as a Certified SBA Lender, and to a lesser degree through direct consumer automobile and personal loans, home improvement loans, residential construction loans, and small to medium size commercial business loans. In addition, First Federal seeks to continue maintaining and improving its asset quality and continuing to minimize to the extent possible, its vulnerability to changes in interest rates in order to continue to maintain an attractive spread between its average yield on loans and securities and its average cost of interest paid on deposits and borrowings.

     First Federal's net interest income has historically been dependent largely upon the difference ("spread") between the average yield earned primarily on loans, and to a much lesser extent mortgage-backed securities and other securities ("interest-earning assets") and the average interest rate paid on savings and other deposits and borrowings ("interest-bearing liabilities"), as well as the relative amounts of such assets and liabilities. The interest rate spread between interest-earning assets and interest-bearing liabilities is impacted by several factors, including economic and competitive conditions that influence interest rates, loan demand, deposit flows, regulatory developments and the types of assets and liabilities on its balance sheet. At September 30, 1997, 1998, and 1999, the Combined Company's interest rate spread was 4.56%, 5.10%, and 5.94%, respectively, as compared to our peer group of similar sized savings institutions in the nation which had an average 3.35% spread at September 30, 1999, and 3.76% for all similar sized savings institutions in the State of Texas.

      Like all financial institutions, First Federal has always been subject to interest rate risk because its interest-bearing liabilities (primarily deposits) mature or reprice at different times, or on a different basis than its interest-earning assets (primarily loans). First Federal's net income is also affected by gains and losses on the sale of loans, loan servicing rights and investments, provisions expensed for loan and other losses on repossessed assets, service charge fees, loan servicing income, fees for other financial services rendered, operating expenses and income taxes. First Federal believes that building its earnings from net interest income and noninterest income, such as the profitable sale of long-term, fixed rate loans to the secondary market by utilizing a fully-staffed residential loan department and SBA business loan staff, and generally profitable sale of loan participations in its Second Chance Auto Loan portfolio, along with income from service charges and fees on checking accounts from its recent transition to full-service retail banking, while continuing to manage operating expenses necessarily incurred in this type of lending, can provide a stable foundation for successful operations. Noninterest income can provide an excellent source of secondary income through fees charged to customers for services rendered and the sale of loans, without requiring additional capital.

     During this past fiscal year, management has transitioned First Federal to prepare for future growth and in order to provide more convenient banking services to its customers, by (i) continuing to upgrade its entire staff by hiring a new, experienced Chief Financial Officer and also upgrading its tellers and supervisors with more experienced, full-time professionals; (ii) building a new permanent full-service branch in north Bryan, adjacent to a key intersection of two major highways and in the heart of a large, expanding area where many of First Federal's targeted middle class and blue-collar customers live, and in an area not presently served by a permanent banking facility; (iii) adding space to its principal offices to expand customer service and installing over 700 new safe deposit boxes; (iv) increasing the size of its staff and hiring a new, experienced manager for its growing, profitable Second Chance Auto Lending Program (which loans are also secured by credit-default insurance up to $6,000 per loan for losses due to the borrower's loan default); (v) adding to the staff of its active residential lending department, in its new and larger offices on the main east-west artery in College Station, in order to enable it to expand throughout the "Texas Triangle" over the next three years; (vi) addressing all of the challenges of the Year 2000 issue ("Y2K"), by expending much time and expense; and (vii) hiring a seasoned SBA loan specialist, to expand First Federal's SBA loan program throughout the "Texas Triangle" with its new designation as a "Certified SBA Lender." As a result, the Combined Company's noninterest expenses increased slightly from 5.05% of average assets for the year ended September 30, 1998 to 6.19% for the year ending September 30, 1999. Management believes that this strategy will enable the Combined Company to continue enhancing profitability in the future and meet the needs of its customers in a highly competitive market. Despite all the above-described expansion, new staffing, Y2K, and other expenses, the Combined Company earned during its full year of operations net income of $245,000 and First Federal's net income (after tax) increased 30% to $815,000), from $628,000 last year. In addition, ratios of capital to total assets gradually increased over this past year.

      First Federal's restructuring and expansion, as described above, in order to provide additional full-service banking and convenience to its customers in fiscal 1999 and to provide for further growth, has caused some increase in First Federal's operating expense levels which, despite the recent increase in net interest income, resulted in First Federal's operating expenses exceeding its net interest income for the fiscal year ending September 30, 1999.

      Since 1991, First Federal has relied primarily on its noninterest income for net income. While First Federal's noninterest income has been a relatively steady source of income, it is highly dependent upon the ability of First Federal to originate loans and realize profits on the sale of these loans and related servicing rights to the secondary market and the generally profitable sale of Second Chance Auto Loan participations, and to increase its service charges, and fee income from additional checking accounts resulting from its transition to full-service banking. Total noninterest income increased from $931,000 in 1998 to $1.8 million in 1999, while noninterest expense increased from $3.9 million in 1998 to $5.2 million in 1999 primarily due to all of the reasons described above. Noninterest expense (operating expenses, including Y2K expenses and all other expenses of the Combined Company other than interest paid on deposit accounts and borrowings) increased from 5.05% of average assets for the year ended September 30, 1998 to 6.19% for the year ended September 30, 1999. However, net income of the Combined Company during its first full year of operations was $245,000 and net income of the Bank increased $187,000 (30%) over last year to $815,000.

Asset/Liability Management

      First Federal, like all financial institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice more rapidly, or on a different basis, than its interest-earning assets, some of which may be longer term or fixed interest rate. Loans maturing within five years total $56.8 million or 78.8% of total loans, while loans maturing over five years total $15.3 million or 21.2% of total loans. As a continuing part of its financial strategy, First Federal continually considers methods of managing any such asset/liability mismatch, consistent with maintaining acceptable levels of net interest income. At September 30, 1999, First Federal's loan portfolio enabled it to have a favorable interest rate risk, so that if interest rates were to increase 200 basis points (2%) the Bank would not have any change in its net portfolio value. If interest rates were to have increased 300 basis points (3%), First Federal would have only a 2% change in its net portfolio value.

     In order to monitor and manage interest rate sensitivity and interest rate spread, First Federal created an Asset/Liability Committee ("ALCO"), composed of its President, Executive Vice President/Chief Financial Officer, Senior Vice President/Accounting and three outside directors. The responsibilities of the ALCO are to assess First Federal's asset/liability mix and recommend strategies that will enhance income while managing First Federal's vulnerability to changes in interest rates.

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

      As part of this strategy, management has continued to emphasize growth in noninterest-bearing deposits such as checking accounts or lower interest-bearing savings deposits by offering full-service retail banking. In order to minimize the possible adverse impact that a rise in interest rates may have on net interest income, First Federal has developed several strategies to manage its interest rate risk. Primarily, First Federal is currently selling all newly-originated one-to four-family residential mortgage loans, which are saleable in the secondary market and most of which are long-term fixed-rate loans. In addition, First
Federal currently offers three-year fixed rate balloon loans and other adjustable rate loans, and has implemented an active, diversified short-term consumer lending program, giving First Federal an opportunity to reprice its loans on a more frequent basis. Management has also recently implemented an additional strategy of generally profitable sales of loan participations in its Second Chance Auto Loans.

Net Portfolio Value

      The OTS, First Federal's primary regulator, has issued a proposed rule for the calculation of an interest rate risk component for institutions with a greater than "normal" (i.e., greater than 2%) level of interest rate risk exposure ("NPV"). The OTS has not yet implemented the capital deduction for interest rate risk. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. This approach calculates the difference between the present value of expected cash flows from assets and the present value of expected cash flows from liabilities, as well as cash flows from off-balance sheet contracts. Under OTS regulations, an institution's "normal" level of interest rate risk in the event of an assumed change in interest rates is a decrease in the institution's NPV in an amount not exceeding 2% of the present value of its assets. The amount of that deduction is one-half of the difference between (a) the institution's actual calculated exposure to a 200 basis point interest rate increase or decrease (whichever results in the greater pro forma decrease in NPV) and (b) its "normal" level of exposure which is 2% of the present value of its assets. If a capital deduction was required for the September, 1999 reporting period, the deduction for risk-based capital purposes would not be material to First Federal.

      It has been, and continues to be, an objective of First Federal's Board of Directors and management to manage interest rate risk. First Federal's asset/liability policy, established by the Board of Directors, dictates acceptable limits on the amount of change in NPV given certain changes in interest rates. See "-- Asset/Liability Management."

      Presented below, as of September 30, 1999, is an analysis of First Federal's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts in the yield curve, in 100 basis point increments, up and down 300 basis points in accordance with OTS regulations. As illustrated in the table, NPV is more sensitive to rising rates than declining rates. This occurs principally because, as rates rise, the market value of fixed-rate loans declines due to both the rate increase and slowing prepayments. When rates decline, First Federal does not experience a significant rise in market value for these loans because borrowers prepay at relatively high rates. OTS assumptions are used in calculating the amounts in this table.

    Change in
  Interest Rate                 At September 30,
    Change in                         1999
  Interest Rate     Estimated  ------------------
  (Basis Points)       NPV     $ Change % Change
-------------------------------------------------
             (Dollars in Thousands)

     +300            $8,322   $(152)       (2)%
     +200             8,474     ---       ---
     +100             8,539      65         1
        0             8,474
     -100             8,319    (155)       (2)
     -200             8,289    (186)       (2)
     -300             8,516      42       ---

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

      Management reviews the OTS measurements on a quarterly basis. In addition to monitoring selected measures on NPV, management also monitors effects on net interest income resulting from increases or decreases in rates. This measure is used in conjunction with NPV measures to identify excessive interest rate risk. In the event of a 300 basis point change in interest rates, First Federal would experience no change in NPV in a declining rate environment and a 2% decrease in a rising rate environment. As of September 30, 1999, an increase in interest rates of 200 basis points would have resulted in no change in the portfolio value of First Federal's assets, while a change in the interest rates of negative 200 basis points would have resulted in 2% decrease in the portfolio value of First Federal's assets.

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


                                                    For the Fiscal Year Ended September 30,
                             -----------------------------------------------------------------------------------------

                                           1999                         1998                          1997
                             -----------------------------------------------------------------------------------------
                              Average                       Average                       Average
                            Outstanding  Interest         Outstanding  Interest         Outstanding  Interest
                              Balance     Earned   Yield    Balance     Earned   Yield    Balance     Earned   Yield
                             -----------------------------------------------------------------------------------------
                                                               (Dollars in Thousands)
Interest-earning assets:
  Loans receivable, net...... $72,826    $7,334    10.07%  $68,050      $6,686    9.83%   $56,090     $5,351    9.54%
  Mortgage-backed securities.     842        45     5.34     1,053          63    5.98      1,221         73    5.98
  Interest bearing deposits
   with Federal Home Loan
   Bank.......................  3,838       134     3.49     2,613          96    3.67      2,402         115    4.79
  Other interest-earning
   assets.....................    610        30     4.92       640          46    7.19        864         58    6.71
                              -------    ------            -------      ------            -------     ------
  Total interest-earning
   assets..................... 78,116     7,543     9.66    72,356       6,891    9.52     60,577      5,597    9.24

 Noninterest-earning assets..   6,226                        4,248                          3,620
                              -------                      -------                        -------

  Total assets............... $84,342                      $76,604                        $64,197
                              =======                      =======                        =======



                                                For the Fiscal Year Ended September 30,
                             -----------------------------------------------------------------------------------------

                                           1999                         1998                          1997
                             -----------------------------------------------------------------------------------------
                              Average                       Average                       Average
                            Outstanding  Interest         Outstanding  Interest         Outstanding  Interest
                              Balance     Earned   Yield    Balance     Earned   Yield    Balance     Earned   Yield
                             -----------------------------------------------------------------------------------------
                                                         (Dollars in Thousands)
Interest-bearing liabilities:
 Deposits.................... $70,118     $3,125    4.46%   $62,133    $ 2,981    4.80     $52,707     $2,491    4.73%
 FHLB advances...............     176          8    4.55      3,984        226    5.67       3,067        168    5.48
 Notes payable...............   3,629        425   11.71      1,815        210   11.57         ---        ---     ---
                              -------     ------            -------    -------             -------     ------
   Total interest-bearing
    liabilities..............  73,923      3,558    4.81     67,932      3,417    5.03      55,774      2,659    4.77
                                          ------                       -------                         ------
 Other liabilities(2)........   8,330                         5,195                          3,780
                              -------                       -------                        -------
 Total liabilities ..........  82,253                        73,127                         59,554
 Stockholders' equity........   2,089                         3,477                          4,643
                              -------                       -------                        -------
 Total liabilities and
  stockholders' equity....... $84,342                       $76,604                        $64,197
                              =======                       =======                        =======

Net interest income;
 interest rate spread.........             $3,985   4.84%              $ 3,474    4.49%                $2,938    4.47%
                                           ======  =====               =======   =====                 ======   =====

Net interest margin(1).......                       5.10%                         4.80%                          4.85
                                                   =====                         =====                          =====
Average interest-earning
 assets to average
 interest-bearing
 liabilities..................  105.67%                       106.51%                       108.61%
                               =======                        ======                        ======


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


                                                         At September 30,
                                                    -------------------------


                                                     1999     1998     1997
                                                     -----    -----    ----
Weighted average yield on:
Loans receivable................................... 10.95%   10.55%    9.75%

Mortgage-backed securities.........................  6.12     6.63     6.63
Other interest-earning assets......................  5.48     5.37     6.13

Combined weighted average yield on
 interest-earning assets........................... 10.78    10.23     9.48

Weighted average rate paid on:
Deposits...........................................  4.48     4.81     4.80
Borrowings.........................................   ---     5.43     5.55

Notes payable...................................... 11.50    11.50      ---

Combined weighted average rate paid on
 interest-bearing liabilities......................  4.84     5.13     4.92

Spread.............................................  5.94%    5.10%    4.56%


                                                        For the Fiscal Year Ended
                                                               September 30,
                                                        -------------------------


                                                             1999   1998     1997
                                                             ----   ----     ----
Weighted average yield on:
 Loans receivable....................................       10.07%   9.83%    9.54%
 Mortgage-backed securities..........................        5.34    5.98     5.98
 Other interest-earning assets.......................        3.69    4.37     5.30

  Combined weighted average yield on
   interest-earning assets...........................        9.66    9.52     9.24

Weighted average rate paid on:
 Deposits............................................        4.46    4.80     4.73
 FHLB advances.......................................        4.55    5.67     5.48
 Notes payable.......................................       11.71   11.57      ---


  Combined weighted average rate paid on
   interest-bearing liabilities......................        4.81    5.03     4.77

Spread...............................................        4.84    4.49     4.47

Net interest margin (net interest-earnings divided
 by average interest-earning assets, with net
 interest-earnings equaling the difference
 between the dollar amount of interest-earned on
 assets and interest paid on deposits and FHLB
 advances)...........................................        5.10%   4.80%    4.85%


      The following schedule presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets (primarily loans) and interest-bearing liabilities (primarily deposits) for the periods shown. It distinguishes between the increase in interest income and interest expense related to higher outstanding balances and to the levels and volatility of interest rates. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to
(i) changes in rate (i.e., changes in rate multiplied by old volume) and (ii) changes in volume (i.e., changes in volume multiplied by old rate). For purposes of this table, changes attributable to both rate and volume have been allocated proportionately to the change due to volume and rate.


                                      For the Fiscal Year Ended September 30,
                              --------------------------------------------------------------

                                     1999 vs. 1998               1998 vs. 1997
                              --------------------------------------------------------------

                                   Increase       Total        Increase       Total
                                  (Decrease)    Increase      (Decrease)    Increase
                                    Due To      (Decrease)      Due To      (Decrease)
                              --------------------------------------------------------------
                               Volume    Rate              Volume    Rate
                              -----------------           ----------------
                                              (Dollars in Thousands)
Interest-earning assets:
 Loans........................    $ 469    $ 179    $ 648   $1,171      $164   $1,335
 Mortgage-backed securities...      (13)      (5)     (18)     (11)      ---      (11)
 Interest bearing deposits
  with FHLB...................       45       (7)      38        9       (28)     (19)
 Other interest-earning assets       (2)     (14)     (16)     (16)        5      (11)
                                   ----    -----    -----   ------      ----   ------

  Total interest-earning assets     499      153      652    1,153       141    1,294

Interest-bearing liabilities:
 Deposits.....................      383     (239)     144      444        46      490
 FHLB advances ...............     (216)      (2)    (218)      52         6       58
 Notes payable................      210        5      215      210       ---      210
                                  -----    -----    -----   ------      ----   ------

   Total interest-bearing
    liabilities...............      377     (236)     141      706        52      758
                                  -----    -----    -----   ------      ----   ------
Net interest income...........    $ 122    $ 389            $  447      $ 89
                                  =====    =====            ======      ====

Net increase in net interest
 income.......................                      $ 511                      $  536
                                                    =====                      ======


Results of Operations

      The Combined Company's results of operations are primarily dependent on its net interest income which is the difference between interest income on interest-earning assets (primarily loans) and interest expense on interest-bearing liabilities (primarily deposits). Interest income is a function of the average balances of interest-earning assets (primarily loans) outstanding during the period and the average yields earned on such assets. Interest expense is a function of the average amount of interest-bearing liabilities outstanding (primarily deposits) during the period and the average rates paid on such liabilities. The Combined Company also generates noninterest income, such as income from service charges and fees on checking accounts, loan servicing and other fees and charges, and gains on sales of residential mortgages and sales of loan participations of Second Chance Auto loans and servicing rights. The Combined Company's net income is also affected by the level of its noninterest expenses, such as employee salaries and benefits, occupancy and equipment expenses, and federal deposit insurance premiums.

Comparison of Fiscal Year Ended September 30, 1999 to September 30, 1998

      The Combined Company reported consolidated net income of $245,000 for its first full year of operations ended September 30, 1999, as compared to $292,000 for the year ended September 30, 1998, a decrease of $47,000, or 16%. The decrease in net income was primarily due to costs associated with the termination of the defined benefit pension plan at the Bank level and an increase in the professional staff of the Bank in order to increase loan originations and service its customers as the Bank expands in the Bryan-College Station area and begins its expansion generally into the "Texas Triangle" bordered by Houston, Austin -San Antonio, and Dallas, in order to increase its franchise value and thus stockholder value. The terminated plan was replaced with a less expensive 401(k) profit-sharing plan.

      Net interest income increased by $511,000 to $4.0 million for the year ended September 30, 1999 from $3.5 million for the year ended September 30, 1998. This increase primarily resulted from increases in the average balance and average yield of the loan portfolio, offset in part by increases in the volume of deposits and other borrowings. The average yield on First Federal's loans increased 24 basis points as a result of an increase in the volume of credit-default insured consumer automobile loans which yield a higher rate than traditional residential mortgage loans. The average balance of loans increased as a result of a concerted effort to increase the consumer loan portfolio through building additional relationships with automobile dealerships and promoting the innovative and profitable Second Chance Auto Loan Program. These increases were partially offset by an increase in the cost of funds resulting from a $8.0 million increase in the average balance of deposits and a $1.8 million increase in the average balance of notes payable. In addition, the average cost of funds decreased 22 basis points as a result of increased emphasis on transactional deposit accounts. As a result, the Combined Company's interest margin increased to 5.10% for the year ended September 30, 1999 from 4.80% for the year ended September 30, 1998. The ratio of interest-earning assets to interest-bearing liabilities declined to 105.67% at September 30, 1999 from 106.51% at September 30, 1998. The average net interest spread for the fiscal year ending September 30, 1999, increased to 4.84% from 4.49% for the same periods.

      The Combined Company recorded a $104,000 provision (expense) for loan losses for the year ended September 30, 1999 as compared to a $79,000 provision for loan losses for the year ended September 30, 1998. The increase in the provision for loan losses was largely a result of an increase in gross loans during the year. The Combined Company continued to have low levels of charge-offs relative to the allowance for loan losses and the use of credit-default insurance coverage for Second Chance automobile loans to limit the Combined Company's loan loss exposure.

      Noninterest income increased $852,000 to $1,783,000 for the year ended September 30, 1999 from $931,000 for the year ended September 30, 1998. This was primarily a result of increased profits on sales of loans and servicing rights of $558,000 combined with an increase in service charges of $142,000 as a result of an increase in transactional deposit accounts. In addition, other income increased $83,000 primarily as a result of insurance reimbursements for casualty losses.

     Noninterest expense increased $1.3 million from $3.9 million for the year ended September 30, 1998 to $5.2 million for the year ended September 30, 1999. The increase primarily resulted from the restructuring and expansion of the Combined Company. Compensation and benefits increased $689,000 as a result of a curtailment loss of $172,000 relative to the termination of the Bank's pension plan, increases in compensation to hire the former President of an auto finance company as the new manager of Second Chance auto lending in order to gradually expand this loan program with selected auto dealers throughout the State of Texas, the hiring of five new loan collection and servicing officers in order to significantly strengthen the long-term loan collection and servicing of the Second Chance Auto Loan Program, and the hiring of a marketing representative for this loan program. Also, First Federal hired a new Executive Vice President/Chief Financial Officer with over 20 years experience in banking, in order to provide this expertise for the Bank and the Holding Company and to provide for succession in senior management in the future. In addition, First Federal strengthened the staff of its mortgage lending department with an experienced secondary market residential loan specialist, along with two new support personnel. Also, a highly-qualified new manager of the Bank's Note Department was hired in 1999, along with a seasoned specialist in SBA lending in order to expand First Federal's SBA lending program throughout the "Texas Triangle" with its new designation as a Certified SBA Lender. These new, important additions, have significantly strengthened the professional staff of the Bank and the Holding Company. Occupancy expense increased $76,000 primarily as a result of the opening of an additional branch in north Bryan, the expansion of the principal office of First Federal to provide new safe deposit box service with over 700 new safe deposit boxes and expanded customer service and Note Department areas, and the expansion of the credit-default insured Second Chance Automobile Lending Program. Professional fees increased $172,000 as a result of legal fees relating to the organization and initial full year of the operation of the Holding Company. Data processing costs increased $68,000 as a result of increased loan origination production, an increased number of items processed for the Bank and the costs associated the Y2K issue. Other expense increased $302,000, which consisted of various items, including $75,000 of amortization of debt issue costs and organizational costs related to the formation of the Holding Company. The Combined Company had increased expenses of $80,000 related to valuation adjustments and losses for non-interest bearing assets (primarily repossessed vehicles). It is anticipated that these same expenses will increase as the Second Chance Auto Loan Program expands in the future. Various other expenses also increased primarily as a result of the overall growth of the Combined Company's infrastructure and increased loan origination production of the Combined Company during fiscal 1999.

      Income tax expense increased $35,000 from $164,000 for the year ended September 30, 1998 to $199,000 for the year ended September 30, 1999. Income tax expense reflected a tax rate of 45% for the year ended September 30, 1999 as compared to 36% for the year ended September 30, 1998. The effective tax rate increased as a result of an increase in nondeductible expenses.

Comparison of Fiscal Year Ended September 30, 1998 to September 30, 1997

      The Combined Company reported consolidated net income of $292,000 for the year ending September 30, 1998. This compares to $605,000 for the year ended September 30, 1997, for First Federal (prior to the Holding Company's formation) a decrease of $313,000, or 51.7%.

The decrease in net income was primarily due to costs and expenses related to the initial formation of the Holding Company, in addition to interest expense of $138,000 on the Holding Company debentures, amortization of costs associated with the original issuance of the debentures, Holding Company organizational costs of $50,000, and franchise taxes of $21,000, all of which are after tax. In addition, compensation and benefits at the Bank level increased as a result of an increase in the professional staff of First Federal in order to increase its loans and services to its customers as the Bank expands in Bryan-College Station and begins its expansion generally into the "Texas Triangle" bordered by Houston, Austin - San Antonio, and Dallas, in order to increase its franchise value.

     Net interest income increased by $536,000 to $3.5 million for the year ended September 30, 1998 from $2.9 million for the year ended September 30, 1997. This increase primarily resulted from increases in the average balance and average yield of the loan portfolio, offset in part by increases in the volume and cost of deposits and advances from the FHLB of Dallas. In addition, the Holding Company issued debentures in April of 1998, resulting in an increased volume of notes payable. The average yield on First Federal's loans increased 29 basis points as a result of an increase in the volume of insured consumer automobile loans and direct consumer loans which yield a higher rate than traditional residential mortgage loans. The average balance of loans also increased as a result of a concerted effort to increase the consumer loan portfolio through building additional relationships with auto dealerships and promoting First Federal's innovative and profitable Second Chance Auto Loan Program. These increases were partially offset by an increase in the cost of funds resulting from a $9.4 million increase in the average balance of deposits and a $2.7 million increase in the average balance of FHLB advances and notes payable. In addition, the average cost of funds increased 26 basis points as a result of increased interest rates in order to remain competitive on savings, certificates of deposit and other interest-bearing accounts, and due to the 11 1/2% debentures due March 2003 ("Debentures") issued in connection with the acquisition of the Bank by the Holding Company. As a result, the Combined Company's interest margin slightly decreased to 4.80% for the year ended September 30, 1998 from 4.85% for the year ended September 30, 1997. The ratio of interest-earning assets to interest-bearing liabilities declined to 106.51% at September 30, 1998 from 108.61% at September 30, 1997. The net interest spread increased slightly to 4.49% from 4.47% for the same periods.

      The Combined Company recorded a $75,000 provision (expense) for loan losses for the year ended September 30, 1998 compared to a $25,000 provision for loan losses for the year ended September 30, 1997. The increase in the provision for loan losses was largely a result of a $5.1 million increase in gross loans during the year. The Combined Company continued to have low levels of charge-offs relative to the allowance for loan losses and the use of credit-default insurance coverage for certain automobile loans to limit the Combined Company's loan loss exposure.

      Noninterest income increased $156,000 to $931,000 for the year ended September 30, 1998 from $775,000 for the year ended September 30, 1997. This was primarily a result of increased profits on sales of loans and mortgage servicing rights of $81,000 combined with an increase in service charges of $17,000 as a result of an increase in transactional deposit accounts. In addition, other income increased $58,000 primarily as a result of the recognition of excess dealer reserves maintained on older insured automobile loans that were paid off during the year.

     Noninterest expense including Y2K expenses increased $1.1 million from $2.8 million for the year ended September 30, 1997 to $3.9 million for the year ended September 30, 1998. The increase primarily resulted from the restructuring and expansion of the Combined Company. Compensation and benefits increased $438,000 as a result of an increase in the number of employees due primarily to the opening of a new branch and increased expenses related to the expansion of the mortgage lending and Second Chance Automobile Lending Program departments. Occupancy expense increased $115,000 primarily as a result of the opening of the new branch. Office supplies increased $48,000 and data processing fees also increased $21,000 as a result of increased production and increased number of transactions. The increase in the volume of consumer loans has resulted in additional telephone and postage costs of $62,000, related largely to collections. Other expense increased $334,000, which consisted of various items, including $67,000 of amortization of debt issue costs and organizational costs related to the formation of the Holding Company and franchise tax expense of $32,000 for the Holding Company. The Combined Company had increased expenses of $86,000 related to the establishment of a $59,000 reserve for repossessed assets and the remainder for losses on repossessed assets. Various other expenses also increased primarily as a result of the overall growth and increased loan production of the Combined Company during fiscal 1998.

      Income tax expense decreased $148,000 from $312,000 for the year ended September 30, 1997 to $164,000 for the year ended September 30, 1998 primarily as a result of the $461,000 decrease in pretax income. Income tax expense reflected a tax rate of 35.9% for the year ended September 30, 1998 compared to 34.0% for the year ended September 30, 1997.

Financial Condition

      After two years of fast growth in 1997 and 1998 (averaging 20% deposit growth a year), management pursued a strategy to control growth in 1999, in order to increase emphasis on profitability and gradually increase capital ratios to total assets -- both goals were successful were successfully met. Thus, the Combined Company's total assets decreased $765,000, or .1%, to $81.9 million at September 30, 1999 from $82.6 million at September 30, 1998.

      Net loans receivable (excluding loans held for sale) decreased $3.7 million to $68.0 million at September 30, 1999 from $71.7 million at September 30, 1998. The decrease resulted primarily from an increase in the category of loans held for sale in the Bank's generally profitable Second Chance Auto Loan Program as a result of profitable sales of loan participations in that program and from a strategy to control growth in 1999.

      Deposits decreased $314,000, or.4%. The decrease was a result of a strategy to control the Bank's growth in 1999, in order to gradually increase capital ratios to total assets and emphasize increased profitability.

Liquidity and Capital Resources

      The Bank's primary sources of funds are deposits, checking accounts, principal and interest payments on loans and mortgage-related securities, proceeds from sales of long term, fixed-rate residential mortgage loans, proceeds from sales of credit-default insured consumer automobile loans and other funds provided from operations. Additionally, the Bank has borrowed funds from the FHLB of Dallas or utilized particular sources of funds based on need, comparative costs and availability at the time.

      While scheduled loan and mortgage-backed securities repayments, short-term investments, and FHLB borrowings are relatively stable sources of funds, deposit flows are unpredictable and are a function of external factors including competition, the general level of interest rates, and general economic conditions.

      The Bank maintains investments in liquid assets based on management's assessment of cash needs, expected deposit flows, availability of advances from the FHLB, available yield on liquid assets (both short-term and long-term) and the objectives of its asset/liability management program. Several options are available to increase liquidity, including reducing loan originations, increasing deposit marketing activities, and increasing borrowings from the FHLB.

      Federal regulations require insured institutions to maintain minimum levels of liquid assets. At September 30, 1999, First Federal's regulatory liquidity ratio was 6.18% or 2.18% above the 4% regulatory requirement. First Federal uses its capital resources principally to meet its ongoing commitments to fund maturing certificates of deposits and deposit withdrawals, repay borrowings, fund existing and continuing loan commitments, maintain its liquidity and meet operating expenses. First Federal's core and risk-based capital ratios were 7.16% and 9.08%, which exceeded the minimum required capital ratios of 4.0% and 8.0%, respectively.

      At September 30, 1999, the Bank had commitments to originate loans, including loans in process, totaling $5.9 million. The Bank also had $701,000 of outstanding unused lines of credit and $452,000 of letters of credit. The Bank considers its liquidity and capital resources to be adequate to meet its foreseeable short and long-term needs. The Bank expects to be able to fund or refinance, on a timely basis, its material commitments and long-term liabilities. First Federal intends to expand its Second Chance Auto Loan Program with additional select automobile dealers throughout the State of Texas, retaining a portion of these loans for its own portfolio, and selling excess loan originations on a profitable basis in order to maintain First Federal's capital compliance and liquidity requirements. At September 30, 1999, the Bank had no advances outstanding from the FHLB.

      The Bank's liquidity, represented by cash equivalents, is a product of its operating, investing and financing activities. These activities are summarized below for the periods indicated.

                                                      Year Ended
                                                     September 30,
                                                 --------------------

                                                    1999      1998
                                                 --------------------

                                                    (In Thousands)
Operating Activities:
 Net income......................................   $   245     $  292
 Adjustment to reconcile net income or loss to net
  cash provided by operating activities..........    (2,564)       836
                                                    -------     ------
 Net cash (used in) provided by operating
  activities......................................   (2,319)     1,128
 Net cash provided by (used in) investing
  activities......................................    2,856     (6,524)
 Net cash provided by (used in) financing
  activities......................................   (1,159)     6,292
                                                    -------     ------
 Net increase (decrease) in cash and cash
  equivalents.....................................     (622)       896
 Cash and cash equivalents at beginning of period     5,327      4,431
                                                    -------     ------
 Cash and cash equivalents at end of period......   $ 4,705     $5,327
                                                    =======     ======

      The primary investing activity of the Bank is lending. Loans originated net of repayments and sales provided (used) $3.3 million and $(6.6) million in cash for the years ended September 30, 1999 and September 30, 1998, respectively. Deposits decreased $314,000 during the year ended September 30, 1999 as compared to a $14.7 million increase during the year ended September 30, 1998, as a result of a "no-growth" policy established by management for fiscal year 1999. FHLB advances decreased in 1999 by $800,000 as compared to a decrease of $9.2 million in 1998.

Year 2000 Issue

      General. The year 2000 ("Y2K") issue confronting the Combined Company and its suppliers, customers, customers' suppliers and competitors centers on the inability of computer systems to recognize the year 2000. Many existing computer programs and systems originally were programmed with six digit dates that provided only two digits to identify the calendar year in the date field. With the impending new millennium, these programs and computers will recognize "00" as the year 1900 rather than the year 2000.

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

      Risks. Like most financial service providers, the Combined Company and its operations may be significantly affected by the Y2K issue due to the Combined Company's dependence on technology and date-sensitive data. Computer software and hardware and other equipment, both within and outside the Combined Company's direct control, and third parties with whom the Combined Company electronically or operationally interface (including without limitation its customers and third party vendors) are likely to be affected. If computer systems are not modified in order to be able to identify the year 2000, many computer applications could fail or create erroneous results. As a result, many calculations, which rely on date field information such as interest, payment on due dates, and all operating functions, could generate results which are significantly misstated, and the Combined Company could experience an inability to process transactions, prepare statements or engage in similar normal business activities. Likewise, under certain circumstances, a failure to adequately address the Y2K issue could adversely affect the viability of the Combined Company's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Y2K issue could result in a significant adverse impact on the Combined Company's operations and, in turn, its financial condition and results of operations.

     State of Readiness. During October 1997, the Combined Company formulated its plan to address the Y2K issue. Since that time and with significant time and expense, the Combined Company has taken the following steps:

     o    Established senior management advisory and review responsibilities;
     o    Completed  a  company-wide   inventory  of  applications   and  system
          software;
     o Built an internal tracking database for applications and system software;
     o    Developed compliance plans and schedules for all lines of business;
     o    Completed a computer network, hardware, and software upgrade;
     o    Completed in-house testing of all systems;
     o    Obtained data processor vendor compliance certification;
     o    Completed data processor vendor testing;
     o Established awareness and educational activities for employees through existing internal communication channels; and
     o Developed a process to respond to customer inquiries as well as help educate customers on the Y2K issue.

      The following paragraphs summarize the phases of the Combined Company's Y2K plan:

      Awareness Phase. The Combined Company formally established a Y2K plan that is headed by a senior manager, and a project team was assembled for management of the Y2K project. The project team created a plan of action that includes milestones, budget estimates, strategies, and methodologies to track and report the status of the project. Members of the project team also attended conferences and information sharing sessions to gain more insight into the Y2K issue and potential strategies for addressing it. This phase is complete.

      Assessment Phase. The Combined Company's strategies were further developed with respect to how the objectives of the Y2K plan would be achieved, and a Y2K business risk assessment was conducted to quantify the extent of the Combined Company's Y2K exposure. A corporate inventory (which is periodically updated as new technology is acquired and as systems progress through subsequent phases) was developed to identify and monitor Y2K readiness for information systems (hardware, software, vendors, and utilities) as well as environmental systems (security systems, facilities, etc.). Systems were prioritized based on business impacts and available alternatives. Mission critical systems supplied by vendors were researched to determine Y2K readiness. If Y2K ready versions were not available, the Combined Company identified functional replacements which were either upgradable or Y2K ready, and a formal plan was developed to repair, upgrade or replace all mission critical systems. This phase is complete.

      The Combined Company completed Y2K discussions with its larger borrowers. All credits greater than $50,000 were evaluated for Y2K exposure by a relationship account officer using a questionnaire developed by the Combined Company's credit administration staff. As part of the current credit approval process, all new and renewed loans are evaluated for Y2K risk. During the course of these evaluations, Combined Company personnel met with each of its larger borrowers to discuss and obtain information regarding each borrower's dependence on information technology and third party vendors and the nature of steps being taken by the borrowers to address their own Y2K issues.

     Renovation Phase. The Combined Company's corporate inventory revealed that Y2K upgrades were available for all vendor supplied mission critical systems, and all these Y2K ready versions have been delivered and placed into production and have been validated.

      Validation Phase. The validation phase is designed to test the ability of hardware and software to accurately process date-sensitive data. The Combined Company has completed the validation testing of each mission critical system. The Combined Company hired two outside firms to perform this phase. These firms tested independent of each other verifying the other's validation of all systems. During the validation testing process, no significant Y2K problems were identified relating to any modified or upgraded mission critical systems.

      Implementation Phase. Y2K ready modified or upgraded versions have been installed and placed into production with respect to all mission critical systems.

      Company Resources Invested. The Combined Company's Y2K project team was assigned the task of ensuring that all systems across the Combined Company were identified, analyzed for Y2K compliance, corrected if necessary, tested, and have the changes into service by the end of 1999. This has been completed. The Y2K project team members represent all functional areas of the Combined Company, including branches, data processing, loan administration, accounting, item processing and operations, compliance, internal audit, human resources, and marketing. An executive vice president who reports directly to a member of the Combined Company's senior management heads the team. The Combined Company's Board of Directors oversees the Y2K plan and provides guidance and resources to, and receives monthly updates from, the Y2K team.

      The Combined Company is expensing all costs associated with required system changes as those costs are incurred, and such costs are being funded through operating cash flows. The total cost of the Y2K conversion project since commencement in October 1997 for the Combined Company is estimated to be no less than $220,000. The Combined Company does not expect significant increases in future data processing costs related to Y2K compliance.

      Contingency Plans. During the assessment phase, the Combined Company developed back-up or contingency plans for each of its mission critical systems. Virtually all of the Combined Company's mission critical systems are dependent upon third party vendors or service providers. In each case, realistic trigger dates have been established to allow for orderly and successful conversions, if necessary. For some systems, contingency plans consist of using spreadsheet software or reverting to manual systems until system problems can be corrected.

      The majority of the Combined Company's mission critical system falls into the categories of its core-banking software and its proof of deposit system. The Combined Company has received warranties from vendors to the effect that the proof of deposit and core-banking system is Y2K ready.

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

      Unlike industrial companies, virtually all of the Combined Company's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than the effects of general inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. In the current interest rate environment, the liquidity, maturity structure and quality of the Combined Company's assets and liabilities are critical to the maintenance of acceptable performance levels.

Effect of New Accounting Standards

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130") "Reporting Comprehensive Income". This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Income tax effects must also be shown. This statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 did not have a material impact on the results of operations or financial condition of the Combined Company.

      In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS No. 131") "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. Management does not believe that the provisions of this Statement are applicable to the Combined Company, since substantially all of the Combined Company's operations are banking services.

     In June 1999, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 standardizes the accounting for derivative instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the statement of financial position at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, on the reason for holding it. If certain conditions are met, entities may elect to designate a derivative instrument as a hedge of exposures to changes in fair value, cash flows, or foreign currencies. If the hedged exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amount excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. Accounting for foreign currency hedges is similar to accounting for fair value and cash flow hedges. If the derivative instrument is not designated as a hedge, the gain or loss is recognized in earnings in the period of change. This statement is effective for fiscal years beginning after June 15, 2000. Early adoption is permitted as of the beginning of an entities fiscal quarter. This statement will have no effect on the Combined Company, as it owns no derivative instruments and engages in no hedging activities.

      Statement of Financial Accounting Standards No. 134 ("SFAS 134") on mortgage banking allows mortgage loans that are securitized to be classified as trading, available for sale, or in certain circumstances, held to maturity. Previously these were classified as trading. SFAS 134 became effective in the first quarter of 1999. Since the Combined Company has not securitized loans, SFAS 134 will not impact the Combined Company.

     AICPA-Statement of Position 98-5, effective in fiscal 2000, requires all start-up, pre-opening, and organization costs to be expensed as incurred. Any such costs previously capitalized for financial reporting purposes must be charged to income in the first quarter of fiscal 2000. Although this $100,300 charge occurred during the month of October, 1999 (the first month of fiscal year ending September 30, 2000), the Combined Company does not believe this will have a material impact on the results of operations or financial condition of the Combined Company.

Forward-Looking Statements

      When used in this Annual Report to shareholders or future filings by the Combined Company with the Securities and Exchange Commission (the "Commission"), in the Combined Company's press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimated", "project", "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Combined Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities, acceptance of new products, and competitive and regulatory factors could affect the Combined Company's financial performance and could cause the Combined Company's actual results for future periods to differ materially from those anticipated or projected. Additional risks and factors are detailed from time to time in the Combined Company's reports filed with the Commission, including the Annual Report on Form 10-KSB for the year ended September 30, 1999.

      The Combined Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors
The Bryan-College Station Financial Holding Company
Bryan, Texas


We have audited the accompanying consolidated statements of financial condition of The Bryan-College Station Financial Holding Company and its wholly-owned subsidiaries, First Federal Savings Bank of Bryan and Best of Texas, Inc., as of September 30, 1999 and 1998 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Bryan-College Station Financial Holding Company and its wholly-owned subsidiaries, as of September 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1999 in conformity with generally accepted accounting principles.




                                          Crowe, Chizek and Company LLP

Oak Brook, Illinois
November 12, 1999

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES


                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                         September 30, 1999 and 1998
               (In thousands, except share and per share data)



                                                            1999       1998
                                                         ---------  ---------
ASSETS
Cash and due from banks                                  $  3,086   $ 1,435
Interest-bearing deposits in other financial
 institutions                                               1,619     3,892
                                                         --------   -------
   Total cash and cash equivalents                          4,705     5,327

Securities available-for-sale                                   5         5
Securities held-to-maturity, at cost (fair value: 1999
 - $667; 1998 - $945)                                         692       954
Loans held for sale                                         2,464       328
Loans receivable, net                                      67,974    71,666
Federal Home Loan Bank stock                                  404       382
Servicing rights                                              545         -
Foreclosed real estate (net of allowance for losses:
  1999 - $25; 1998 - $0)                                      548       282
Repossessed assets (net of allowance for losses:
  1999 - $21; 1998 - $60)                                     937       419
Premises and equipment                                      2,099     1,636
Accrued interest receivable                                   613       608
Other assets                                                  883     1,027
                                                         --------   -------
                                                         $ 81,869   $82,634
                                                         ========   =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
   Deposits                                              $ 73,240   $73,554
   Advance payments by borrowers for insurance and
    taxes                                                     818       863
   Advances from Federal Home Loan Bank                         -       800
   Debentures                                               3,629     3,629
   Deferred income taxes                                      175       198
   Accrued interest payable and other liabilities           1,019       847
                                                         --------   -------
                                                           78,881    79,891

   Minority interest                                          873       873

Stockholders' equity
   Common stock - par value $.01 per share;
    authorized 1,500,000 shares, issued 428,409
    shares at September 30, 1999 and 1998                       4         4
   Additional paid-in capital                               2,060     1,849
   Retained earnings, substantially restricted                 51        17
                                                         --------   -------
                                                            2,115     1,870
                                                         --------   -------
                                                         $ 81,869   $82,634
                                                         ========   =======


         See accompanying notes to consolidated financial statements.

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES


                      CONSOLIDATED STATEMENTS OF INCOME
                Years ended September 30, 1999, 1998, and 1997
               (In thousands, except share and per share data)



                                                     1999     1998     1997
                                                     ----     ----     ----
Interest income
   Loans                                           $ 7,334  $ 6,686  $ 5,351
   Mortgage-backed securities                           45       63       73
   Other                                               164      142      173
                                                   -------  -------  -------
     Total interest income                           7,543    6,891    5,597

Interest expense
   Deposits                                          3,125    2,981    2,491
   Debentures                                          425      210        -
   FHLB advances                                         8      226      168
                                                   -------  -------  -------
     Total interest expense                          3,558    3,417    2,659
                                                   -------  -------  -------


NET INTEREST INCOME                                  3,985    3,474    2,938

Provision for loan losses                              104       79       25
                                                   -------  -------  -------


NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES  3,881    3,395    2,913

Noninterest income
   Service charges                                     744      602      585
   Gain on sale of mortgage loans                      167      116       54
   Gain on sale of consumer loans                      478        -        -
   Gain on sale of mortgage servicing rights           142      113       94
   Servicing fee income, net of amortization            66        -        -
   Operation of foreclosed real estate                 (17)     (20)     (20)
   Other                                               203      120       62
                                                   -------  -------  -------
     Total noninterest income                        1,783      931      775

Noninterest expense
   Compensation and benefits                         2,495    1,806    1,368
   Occupancy and equipment expense                     547      471      356
   Federal insurance premiums                           65       43       45
   Net (gain) loss on real estate owned,
     including provision for losses                     26       27      (12)
   Loan expense                                         44       56       24
   Office supplies                                     142      122       74
   Professional fees                                   313      141      134
   Advertising                                          77       83       78
   Data processing                                     260      192      171
   Telephone                                           121       99       61
   Postage                                             106      108       84
   Other                                             1,024      722      388
                                                   -------  -------  -------
     Total noninterest expense                       5,220    3,870    2,771
                                                   -------  -------  -------


                                  (Continued)

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                Years ended September 30, 1999, 1998, and 1997
                (In thousands, except share and per share data)


                                                     1999     1998     1997
                                                     ----     ----     ----

INCOME BEFORE INCOME TAX EXPENSE                   $   444  $   456  $   917

Income tax expense                                     199      164      312
                                                   -------  -------  -------


NET INCOME                                             245      292      605

Dividends on Bank preferred stock                        -      (44)     (87)
                                                   -------  -------  -------

Net income available to common stockholders        $   245  $   248  $   518
                                                   =======  =======  =======

Earnings per share basic and diluted               $   .57  $   .46  $   .79
                                                   =======  =======  =======




     See accompanying notes to consolidated financial statements.

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES


               CONSOLIDATED  STATEMENTS  OF  STOCKHOLDERS'  EQUITY
                 Years ended September 30, 1999, 1998, and 1997
                 (In thousands, except share and per share data)


                                               Additional
                             Preferred Common    Paid-In  Retained
                               Stock    Stock    Capital  Earnings    Total
                             --------- ------  ---------- ---------  -------

Balance at October 1, 1996    $    1   $     2   $ 2,743   $ 1,570   $4,316

Net income                         -         -         -       605      605

Dividends ($1.00 per preferred
  share)                           -         -         -       (87)     (87)
                              ------    ------    ------    ------   ------


Balance at September 30, 1997      1         2     2,743     2,088    4,834

Issuance of 200,000 shares of
   Company common stock, net
   of stock issue cost of $276     -         2     1,722         -    1,724

Purchase of fractional shares
  of Bank stock and stock of
   dissenting stockholders         -         -    (1,744)   (2,199)  (3,943)

 Minority interest                (1)        -      (872)        -     (873)

 Cash dividends paid by Bank
   ($.50 per common share,
   $.50 per preferred share)       -         -         -      (164)    (164)

 Net income                        -         -         -       292      292
                              ------    ------    ------    ------   ------
Balance at September 30, 1998      -         4     1,849        17    1,870

Issuance of 10% stock dividend     -         -       211      (211)       -

 Net income                        -         -         -       245      245
                              ------    ------    ------    ------   ------
Balance at September 30, 1999 $    -    $    4    $2,060    $   51   $2,115
                              ======    ======    ======    ======   ======


           See accompanying notes to consolidted financial statements.

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Years ended September 30, 1999, 1998, and 1997
                                 (In thousands)


                                                     1999     1998     1997
                                                     ----     ----     ----

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                      $   245  $   292  $   605
   Adjustments to reconcile net income to net
     cash provided by
     (used in) operating activities
     Depreciation                                      324      232      166
     Amortization of premiums and discounts
       on mortgage-
       backed securities, net                            5        4        4
     Amortization of debt issue costs                  100       67        -
     Net change in loans held for sale              (1,491)      (8)     269
     Origination of loan servicing rights             (642)       -        -
     Amortization of loan servicing rights              97        -        -
     Change in net deferred loan origination fees       52      124       39
     Change in deferred income taxes                   (23)     (21)     133
     Net (gains) losses on sales of
       Foreclosed real estate                            1       27      (12)
       Mortgage loans                                 (167)    (116)     (54)
       Mortgage servicing rights                      (142)    (113)     (94)
       Consumer loans                                 (478)       -        -
     Provision for loan losses and foreclosed real
      estate                                           129       79       25
     Federal Home Loan Bank stock dividend             (22)     (38)     (51)
     Change in
       Accrued interest receivable                      (5)     (71)    (208)
       Other assets                                   (474)     190     (956)
       Accrued interest payable and other
        liabilities                                    172      480     (369)
                                                     -----  -------  -------
         Net cash (used in) provided by operating
          activities                                (2,319)   1,128     (503)

CASH FLOWS FROM INVESTING ACTIVITIES
   Net decrease (increase) in loans receivable       3,291   (6,613) (15,960)
   Purchase of securities available-for-sale             -       (5)       -
   Principal payments on mortgage-backed securities    257      192      138
   Proceeds from maturities of securities held-to
    -maturity                                            -        -    1,000
   Proceeds from sale of mortgage servicing rights     142      113       94
   Proceeds from redemption of Federal Home Loan
    Bank stock                                           -      552        -
   Capital expenditures on premises and equipment
    , net                                             (787)    (751)    (359)
   Capital expenditures on foreclosed real estate      (77)     (40)     (67)
   Proceeds from sale of foreclosed real estate         30       28      159
                                                     -----  -------  -------
     Net cash provided by (used in) investing
      activities                                     2,856   (6,524) (14,995)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase (decrease) in deposits                (314)  14,746    7,131
   Net increase (decrease) in advance payments
    by borrowers for insurance                         (45)       1       79
   Net increase (decrease) in Federal Home Loan
    Bank Advances                                     (800)  (9,200)  10,000
   Net proceeds from issuance of debentures              -    3,128        -
   Net proceeds from issuance of common stock            -    1,724        -
   Purchase and retirement of Bank stock                 -   (3,943)       -
   Dividends paid on preferred and common stock          -     (164)     (87)
                                                     -----  -------  -------
     Net cash (used in) provided by financing
      activities                                    (1,159)   6,292   17,123
                                                     -----  -------  -------


                                  (Continued)

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                    CONSOLIDATED  STATEMENTS OF CASH FLOWS
                 Years ended September 30, 1999, 1998, and 1997
                                 (In thousands)



                                                     1999     1998     1997
                                                     ----     ----     ----

Change in cash and cash equivalents                $  (622) $   896  $ 1,625

Cash and cash equivalents at beginning of year       5,327    4,431    2,806
                                                   -------  -------  -------
CASH AND CASH EQUIVALENTS AT END OF YEAR           $ 4,705  $ 5,327  $ 4,431
                                                   =======  =======  =======

Supplemental disclosures of cash flow information
   Cash paid during the year for
     Interest                                      $ 3,550  $ 3,305  $ 2,628
     Income taxes                                      254      156      165

Supplemental disclosure of noncash investing
 activities
   Net transfer between loans and foreclosed
    real estate                                         245     223       23





          See accompanying notes to consolidated financial statements.

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The accompanying consolidated financial statements for the year ended September 30, 1999 include the accounts of The Bryan-College Station Financial Holding Company (the "Company") and its wholly-owned subsidiaries First Federal Savings Bank (the "Bank") and Best of Texas, Inc. (the "Dealership"). On April 1, 1998, the Company was capitalized through the issuance of 200,000 shares of common stock at $10 per share. The Bank concurrently became a wholly-owned subsidiary of the Company in a stock-for-stock exchange with bank stockholders. Stock of dissenting stockholders and fractional shares were purchased by the Company for $24.07 per share. Since the transaction was an internal reorganization, the historical cost basis of accounting is continued for the Bank. On August 30, 1999, the Dealership was capitalized through the issuance of 500 shares of common stock at $.01 per share.

The 1999 and 1998 consolidated financial statements include the accounts and results of operations of the Company, the Bank, and the Bank's wholly-owned subsidiary First Service Corporation of Bryan. The 1999 consolidated financial statements also include the accounts of the Dealership. The September 30, 1997 consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

NATURE OF OPERATIONS: The only business of the Company is the ownership of the Bank and the Dealership. The Bank is a federally chartered stock savings bank and a member of the Federal Home Loan Bank (FHLB) system which maintains insurance on deposit accounts with the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation. The Bank makes residential, commercial real estate, and consumer loans primarily in Brazos County Texas. Substantially all loans are secured by specific items of collateral, including real estate, residences, and consumer assets. The Dealership was capitalized but had not begun operations as of September 30, 1999.

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

SECURITIES: Securities are classified as held-to-maturity when management has the intent and the Company has the ability to hold those securities to maturity. All other securities are classified as available-for-sale since the Company may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative



                                  (Continued)

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

investments, and for other reasons. These securities are carried at fair value with unrealized gains and losses charged or credited, net of income taxes, to a valuation allowance included as a separate component of stockholders' equity. Premiums and discounts are recognized in interest income using methods that approximate the level-yield method. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

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

Smaller balance homogeneous loans are defined as residential first mortgage loans secured by one-to-four-family residences, residential construction loans, and consumer loans and are evaluated collectively for impairment. Commercial real estate loans are evaluated individually for impairment. Normal loan evaluation procedures, as described in the second preceding paragraph, are used to identify loans which must be evaluated for impairment.
 In general, loans classified as "doubtful" or "loss" are considered impaired while loans classified as "substandard" are individually evaluated for impairment. Depending on the relative size of the credit relationship, late or insufficient payments of 30 to 90 days will cause management to




                                  (Continued)
                                       34

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

reevaluate the credit under its normal loan evaluation procedures. While the factors which identify a credit for consideration for measurement of impairment, or nonaccrual, are similar, the measurement considerations differ. A loan is impaired when the economic value estimated to be received is less than the value implied in the original credit agreement. A loan is placed in nonaccrual when payments are more than 90 days past due unless the loan is adequately collateralized and in the process of collection. Although impaired loan and nonaccrual loan balances are measured differently, impaired loan disclosures do not differ significantly from nonaccrual and renegotiated loan disclosures.

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

LOAN SALES: The Company sells a portion of its mortgage loan production in the secondary market with servicing released. The Company obtains sales commitments on these loans immediately prior to making the origination commitment. The Company also sells a portion of its consumer indirect loans with servicing retained on these loans. Loans classified as held for sale are carried at the lower of cost or market value in the aggregate. Net unrealized losses are recognized by charges to income.

SERVICING RIGHTS: The Bank originates mortgage and consumer loans for sale to the secondary market. When servicing on sold loans is retained, the Bank capitalizes the cost of servicing rights.

The consumer loans are sold at a rate less than the original coupon rate. The servicing asset is recorded at the present value of the remaining payment stream to the Bank with assumptions such as estimated life, delinquencies, and other risks factored into the discount rate. The capitalized cost of loan servicing rights is amortized in proportion to and over the period of estimated net future revenue.

PREMISES AND EQUIPMENT: The Company's premises and equipment are stated at cost less accumulated depreciation. The Company's premises and related furniture and equipment are depreciated using the straight-line method over their estimated useful lives. Maintenance and repairs are charged to expense, and improvements are capitalized.



                                  (Continued)
                                       35

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

EARNINGS PER COMMON SHARE: Amounts reported as earnings per common share for each of the three years ended September 30, 1999 reflect earnings available to common stockholders for the year divided by the weighted average number of common shares outstanding during the year. Earnings per share for the year ended September 30, 1997 has been restated to reflect the 2.5 exchange ratio of Company common stock for Bank common stock. Weighted average common shares were 428,409, 543,656, and 658,933 for the years ended September 30, 1999, 1998, and
1997 adjusted for a 10% stock dividend in 1999. The warrants attached to the 3,629 units issued by the Company on April 1, 1998 have an exercise price of $12.50 per share and the stock options granted on May 25, 1999 have an exercise price of $8.00 per share. The warrants and stock options are not included in diluted earnings per share since the exercise price exceeds the market price of the stock.

In future years, outstanding stock options and warrants may be exercised which would increase the weighted average common shares outstanding and, thereby, dilute earnings per share. In addition, if the average common stock price were to exceed the exercise price of outstanding options and warrants in a future year, the assumed exercise of the options and warrants would have a dilutive effect on earnings per share for that future year. However, previously reported earnings per share and diluted earnings per share are not restated to reflect change in the status of changes in the relationship between exercise prices and average stock prices.


                                  (Continued)
                                       36

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 2 - SECURITIES

The amortized cost and fair values of securities at September 30 are as follows:

                                    ..................1 9 9 9..............
                                                 Gross      Gross
                                   Amortized  Unrealized Unrealized   Fair
                                       COST      GAINS     LOSSES     VALUE
AVAILABLE-FOR-SALE
   Equity stock                     $      5   $     -   $      -   $     5
                                    ========   =======   ========   =======

HELD-TO-MATURITY
   FHLMC certificates               $    447   $     -   $    (22)  $   425
   FNMA certificates                     245         2         (5)      242
                                    --------   -------   --------   -------
                                    $    692   $     2   $    (27)  $   667
                                    ========   =======   ========   =======

                                    ..................1 9 9 8..............
                                                 Gross      Gross
                                    Amortized Unrealized Unrealized   Fair
                                       COST      GAINS     LOSSES     VALUE
AVAILABLE-FOR-SALE
   Equity stock                     $      5   $     -   $      -   $     5
                                    ========   =======   ========   =======

HELD-TO-MATURITY
   FHLMC certificates               $    655   $     2   $    (14)  $   643
   FNMA certificates                     299         4         (1)      302
                                    --------   -------   --------   -------
                                    $    954   $     6   $    (15)  $   945
                                    ========   =======   ========   =======

Mortgage-backed securities have varying maturities. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                  (Continued)
                                       37

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 3 - LOANS

Loans receivable at September 30 are summarized as follows:

                                                           1999       1998
   First mortgage loans
    Principal balances:
         Secured by one-to-four-family residences        $ 33,436   $32,846
         Secured by other properties                        5,865     4,616
         Construction loans                                 4,800     6,166
                                                         --------   -------
                                                           44,101    43,628

      Less:
         Undisbursed portion of loans                      (1,669)   (2,089)
         Net deferred loan origination fees                  (159)     (140)
         Deferred gain                                         (3)       (3)
                                                         --------   -------
            Total first mortgage loans                     42,270    41,396

   Consumer and other loans
    Principal balances:
         Automobile loans                                  18,529    24,636
         Home equity and second mortgage                       12        37
         Loans secured by deposit accounts                  1,080       951
         Commercial loans                                   2,988     3,024
         Other consumer loans                               2,961     1,199
                                                         --------   -------
                                                           25,570    29,847
         Net deferred loan origination costs                   77       110
         Net premiums on indirect loans                       383       620
                                                         --------   -------
            Total consumer and other loans                 26,030    30,577

   Less allowance for loan losses                            (326)     (307)
                                                         --------   -------
                                                         $ 67,974   $71,666
                                                         ========   =======


                                  (Continued)
                                       38

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 3 - LOANS (Continued)

A summary of the activity in the allowance for loan losses follows:

                                                 1999       1998      1997
                                                 ----       ----      ----

   Balance at beginning of year                $   307   $    273   $   247
   Provision charged to operations                 104         79        25
   Charge-offs                                     (92)       (75)       (5)
   Recoveries                                        7         30         6
                                               -------   --------   -------
      Balance at end of year                   $   326   $    307   $   273
                                               =======   ========   =======

There were no impaired  loans during the three years ended  September  30, 1999.
 Nonaccrual loans totaled approximately $32,000 and $8,000 at September 30, 1999 and 1997, respectively. The approximate amounts of interest income that would have been recorded under the original terms of such loans and the interest income actually recognized for the years ended September 30 are not material. There were no nonaccrual loans at September 30, 1998.

The largest portion of the Company's loans are originated for the purpose of enabling borrowers to purchase residential real estate property secured by first liens on such property. At September 30, 1999, approximately 49% of the Company's loans were secured by owner-occupied, one-to-four-family residential property. The Company requires collateral on all loans and generally maintains loan-to-value ratios of 80% or less. The Company also originates a significant amount of automobile loans which totaled approximately 27% of the Company's loans at September 30, 1999. Approximately 69% of the automobile loans are those originated under the Company's Second Chance Loan program. These loans are made to individuals with a less than perfect credit history, which results in a higher interest rate to the Company. These loans are insured for credit default as a means of reducing the risk of loss to the Company.

The Company has granted loans to certain officers and directors of the Bank and Company. Related-party loans are made on substantially the same terms as comparable transactions with unrelated persons.


                                  (Continued)
                                       39

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 3 - LOANS (Continued)

Activity in the loan accounts of executive officers, directors, and principal stockholders is as follows:
                                                           1999       1998

   Balance at beginning of year                          $    649   $   678
   Loans disbursed                                            381       379
   Principal repayments                                      (241)     (251)
   Change in persons classified as related parties            (61)     (157)
                                                         --------   -------
      Balance at end of year                             $    728   $   649
                                                         ========   =======

NOTE 4 - SECONDARY MARKET OPERATIONS

The following summarizes the Company's secondary market activities:


                                                 1999      1998      1997
                                                 ----      ----      ----
MORTGAGE
   Proceeds from sale of mortgage loans        $16,980   $ 11,526   $ 7,821
                                               =======   ========   =======
   Gain on sale of mortgage loans              $   167   $    116   $    54

   Gain on sale of mortgage servicing rights       142        113        94
                                               -------   --------   -------

                                               $   309   $    229   $   148
                                               =======   ========   =======

   Loans serviced for others                   $ 1,819   $  1,966   $ 1,588
                                               =======   ========   =======

CONSUMER
   Proceeds from sale of consumer loans        $ 5,693   $      -   $     -
                                               =======   ========   =======

   Gain on sale of consumer loans              $   478   $      -   $     -
                                               =======   ========   =======

   Loans serviced for others                   $ 4,959   $      -   $     -
                                               =======   ========   =======



                                  (Continued)
                                       40

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 4 - SECONDARY MARKET OPERATIONS (Continued)

Following is an analysis of the change in servicing rights for the year ended September 30, 1999:

                Balance, September 30, 1998         $      -
                Additions                                642
                Amortization                             (97)
                                                    --------
               Balance, September 30, 1999         $     545
                                                    ========


NOTE 5 - PREMISES AND EQUIPMENT

A summary of premises and equipment at September 30 is as follows:

                                                            1999      1998
                                                            ----      ----

   Land                                                  $    441   $   423
   Buildings and improvements                               1,394       987
   Furniture and equipment                                  1,915     1,730
   Construction in process                                    162         -
                                                         --------   -------
      Total cost                                            3,912     3,140
   Accumulated depreciation                                (1,813)   (1,504)
                                                         --------   -------
                                                         $  2,099   $ 1,636
                                                         ========   =======

The Bank is in the process of constructing a full-service branch facility in north Bryan, Texas. At September 30, 1999, the Bank was committed to pay the remaining cost of $234,000 for completion of the building.


NOTE 6 - DEPOSITS

Certificate of deposit accounts with a minimum denomination of $100,000 or more totaled $8,236,000 and $9,109,000 at September 30, 1999 and 1998, respectively.

At September 30, 1999, scheduled maturities of certificates of deposit are as follows:

               Year Ending
               -----------
                  2000                          $ 39,526
                  2001                             5,784
                  2002                               922
                  2003                               254
                  2004                               546
                                                --------
                                                $ 47,032
                                                ========

                                  (Continued)
                                       41

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK AND DEBENTURES

At September 30, 1998 secured advances from the Federal Home Loan Bank were as follows:

            Interest Rate     Maturity Date              Balance
            -------------     -------------              -------
               5.52%             10/2/98                 $  500
               5.29              10/5/98                    300
                                                         ------
                                                         $  800
                                                         ======
The maximum amount of credit available, secured by a blanket lien on first mortgages, is the lesser of 75% of qualifying collateral or 35% of total assets of the Bank. At September 30, 1999, the Bank had the ability, if needed, to borrow up to $28.5 million from the Federal Home Loan Bank of Dallas.

The Bank maintains a collateral pledge agreement covering secured advances whereby the Bank has agreed to at all times keep on hand, free of all other pledges, liens, and encumbrances, first mortgage loans on residential property (not more than 90 days delinquent), aggregating no less than 133% of the outstanding secured advances from the Federal Home Loan Bank of Dallas.

Debentures consist of 3,629 units, each unit consisting of a $1,000 debenture and nine detachable warrants exercisable at an exercise price of $12.50 per share. At September 30, 1999 and 1998, notes payable total $3,629,000, bear an interest rate of 11.5%, and mature on March 31, 2003.




                                  (Continued)
                                       42

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 8 - BENEFIT PLANS

During 1999, the Company's Board of Directors adopted a stock option and incentive plan (the Plan) under the terms of which 40,000 shares of common stock were reserved for issuance. The options become exercisable immediately upon date of grant and expiration terms will be no greater than ten years for incentive stock options, and no greater than fifteen years for non-qualified stock options.

A summary of the status of the Corporation's stock option plan and changes during the year are presented below:
                                                                   Weighted-
                                                                    Average
                                                        1999       Exercise
                                                       Shares        Price
                                                     ----------    ---------
   Outstanding at beginning of year                           -    $     -
   Granted                                               27,250       8.00
   Exercised                                                  -          -
   Forfeited                                                  -          -
                                                      ---------    -------
      Outstanding at end of year                         27,250    $  8.00
                                                      =========    =======
   Options exercisable at end of year                    27,250
   Weighted-average fair value of
     options granted during year                       $    .97
   Average remaining option term                     11.9 years

The Corporation applies APB Opinion 25 and related Interpretations in accounting for its stock option plan. Accordingly, no compensation cost has been recognized at the date of grant. Had compensation cost been determined based on the fair value at the grant dates for awards under the plan consistent with the method of SFAS No. 123, "Accounting for Stock-Based Compensation," the Corporation's net income and earnings per share would have been reduced to the pro forma amounts in the table below. For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period.


                                  (Continued)
                                       43

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 8 - BENEFIT PLANS (Continued)

                                                  September 30,
                                                      1999
                                                      ----
      Net income as reported                       $  245
      Pro forma net income                            225
      Earnings per share as reported
         Basic and diluted                            .57
      Pro forma earnings per share
         Basic and diluted                            .53

The Black-Scholes option pricing valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

                                                       Incentive Non-Qualified
                                                         Stock      Stock
                                                        Options    Options
                                                       --------- -------------
      Date of grant                                     5/25/99   5/25/99
      Options granted                                    15,250    12,000
      Estimated fair value stock of options granted:   $    .48   $  1.60
      Assumptions used:
         Risk-free interest rate                           5.61%     5.61%
         Expected option life                           10 years  15 years
         Expected stock price volatility                    N/A      N/A
         Expected dividend yield                            N/A      N/A

In 1999, the Company curtailed and initiated termination of its defined benefit pension plan which covers substantially all employees. A curtailment loss of approximately $172,000 was recognized in 1999.

The Bank's plan covers substantially all of the employees. The benefits are based on years of service and an employee's compensation during the highest five years out of the last ten years of employment. The Bank's funding policy is to contribute each year an amount which satisfies the regulatory funding standards. The contributions are invested in a Lincoln National Group Variable Annuity Contract.


                                  (Continued)
                                       44

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 8 - BENEFIT PLANS (Continued)

The funded status of the plan at September 30 is as follows:
                                                           1999       1998
                                                           ----       ----
   Change in benefit obligation:
      Beginning benefit obligation                       $    676   $   595
      Service cost                                             69        82
      Interest cost                                            47        41
      Actuarial (gain) loss                                    20        (6)
      Benefits paid                                           (57)      (36)
                                                         --------   -------
         Ending benefit obligation                       $    755   $   676
                                                         ========   =======

   Change in plan assets:
      Beginning fair value                               $    542   $   437
      Actual return                                            32        21
      Employer contribution                                    62       120
      Benefits paid                                           (57)      (36)
                                                         --------   -------
         Ending fair value                               $    579   $   542
                                                         ========   =======

   Funded status                                         $   (176)  $  (134)
   Unrecognized net actuarial loss                              -        55
   Unrecognized net transition obligation                       -       104
                                                         --------   -------
      Prepaid (accrued) benefit cost                     $   (176)  $    25
                                                         ========   =======

                                               ..YEAR ENDED SEPTEMBER 30,..
                                                 1999      1998       1997
                                                 ----      ----       ----
Net pension cost includes the following
 components:
   Service cost earned during the period       $    69   $     82   $    69
   Interest cost                                    47         42        35
   Expected return on plan assets                  (38)       (31)      (23)
   Net amortization and deferral                    13         16         9
   Curtailment loss                                172          -         -
                                               -------   --------   -------
      Net periodic pension cost                $   263   $    109   $    90
                                               =======   ========   =======



                                  (Continued)
                                       45

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 8 - BENEFIT PLANS (Continued)

The assumptions used to develop the net periodic pension cost were:

                                               ..YEAR ENDED SEPTEMBER 30,..
                                                 1999      1998       1997
                                                ------    ------     ------
   Discount rate                                 7%        7%         7%
   Expected long-term rate of return on assets   7%        7%         7%
   Rate of increase in compensation levels       5%        5%         5%

An employee 401(k) profit sharing plan was approved by the Board of Directors effective January 1, 1999. The plan covers employees having completed three months of service and who are at least 21 years of age. Discretionary and matching contributions to the profit sharing plan are determined and approved annually by the Company's Board of Directors. There were no contributions for the year ended September 30, 1999.

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


                                  (Continued)
                                       46

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 9 - REGULATORY AND CAPITAL MATTERS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital as defined in the regulations to risk-weighted assets as defined and of Tier I capital to average assets as defined. As of September 30, 1999, the most recent notification from the Office of Thrift Supervision categorized the Bank as adequately capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. At September 30, 1999 and 1998, the Bank did not meet the minimum requirement to be well capitalized under prompt corrective action regulations.

At year end, actual capital levels of the Bank and minimum required levels were:

                                                                            Minimum Required
                                                                               to Be Well
                                                         Minimum Required   Capitalized Under
                                                            for Capital     Prompt Corrective
                                              Actual     Adequacy Purposes Action Regulations
                                              ------     ----------------- ------------------
                                          Amount   Ratio  Amount   Ratio   Amount     Ratio
                                          ------   -----  ------   -----   ------     -----

1999
----
Total capital (to risk-weighted assets)  $6,154     9.08%  $5,419  8.00%   $6,774      10.00%
Tier 1 (core) capital (to risk-weighted
  assets)                                 5,828     8.62    2,709  4.00     4,064       6.00
Tier 1 (core) capital (to adjusted total
 assets)                                  5,828     7.16    3,257  4.00     4,071       5.00

1998
----
Total capital (to risk-weighted assets)  $5,563     8.52%  $5,226  8.00%   $6,533      10.00%
Tier 1 (core) capital (to risk-weighted
  assets)                                 5,256     8.04    2,615  4.00     3,922       6.00
Tier 1 (core) capital (to adjusted total
 assets)                                  5,256     6.43    3,269  4.00     4,088       5.00

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



                                  (Continued)
                                       47

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 9 - REGULATORY AND CAPITAL MATTERS (Continued)

Bank Series A preferred stock has a $ .01 par value, is nonvoting, and entitles the holder to a $10 per share liquidation preference. The stock bears non-cumulative quarterly dividends at an annual rate of 10%. At the Bank's option, the stock can be redeemed after two years. The Bank preferred stock is reflected as minority interest in the consolidated statements of financial condition.


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

At September 30, these financial instruments are summarized as follows:

                                                               Contract
                                                                Amount
                                                                ------
                                                           1999       1998
                                                           ----       ----
Financial instruments whose contract amounts
 represent credit risk:
      Commitments to make loans                          $  4,244   $ 3,197
      Loans-in-process                                      1,669     2,089
      Lines of credit                                         701       974
      Letters of credit                                       452        73

The Company had $4,244,000 of fixed rate commitments to originate loans, ranging from 7.375% to 10% at September 30, 1999. The commitments have terms of 75 days. Since many commitments to make loans expire without being used, the amount above does not necessarily represent future cash commitments. Collateral may be obtained upon exercise of a commitment. The amount of collateral is determined by management and may include commercial and residential real estate and other business and consumer assets.

Financial instruments which potentially subject the Company to concentrations of credit risk include interest-bearing deposit accounts in other financial institutions and loans. At September 30, 1999, the Company had deposit accounts with balances totaling approximately $1.6 million at the Federal Home Loan Bank of Dallas. Concentrations of loans are described in Note 3.


                                  (Continued)
                                       48

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 10 - COMMITMENTS, CONTINGENT LIABILITIES, AND CONCENTRATIONS
  (Continued)

The Company is, from time to time, a party to certain lawsuits arising in the ordinary course of its business. The Bank believes that none of these lawsuits would, if adversely determined, have a material adverse effect on its financial condition, results of operations, or capital.

During September 1996, the Company entered into a noncancelable operating lease for office space relating to mortgage operations. The lease expired August 31, 1998 and the Company is leasing the space month to month until December 31, 1999. The Company has entered into a new noncancelable operating lease for office space for the mortgage operations effective January 1, 1999 with a term of three years and one option to renew for an additional three years. The Company also entered into a noncancelable operating lease for premises to be used for the purpose of automobile sales related to the Dealership. The lease became effective August 1, 1999 with a term to expire on May 14, 2001. The lease provides for continual options to renew for two-year terms until the death of the lessor. In addition, the Company paid $10,000 for an option to purchase the property upon the death of the lessor for a minimum price of $110,000 adjusted by any increase in the Consumer Price Index. Rental expense was approximately $25,000 and $29,000 for the years ended September 30, 1999 and 1998, respectively. Projected minimum payments under the terms of the leases, not including insurance and maintenance, are as follows:

                  2000                                $   45
                  2001                                    37
                  2002                                     5
                  2003                                     -
                                                      ------
                                                      $   87
                                                      ======

NOTE 11 - INCOME TAX EXPENSE

The provision for income tax expense consists of the following:

                                               ...YEAR ENDED SEPTEMBER 30,..
                                                 1999       1998      1997
                                                 ----       ----      ----
   Current income tax expense                  $   222   $    185   $   179
   Deferred income tax expense (benefit)           (23)       (21)      133
                                               -------   --------   -------
                                               $   199   $    164   $   312
                                               =======   ========   =======


                                  (Continued)
                                       49

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 11 - INCOME TAX EXPENSE (Continued)

The provision for income tax differs from that computed at the statutory corporate tax rate as follows:
                                               ...YEAR ENDED SEPTEMBER 30,..
                                                 1999       1998      1997
                                                 ----       ----      ----
   Tax expense at statutory rate (34%)         $   151   $    155   $   312
   Nondeductible reorganization costs               17          6         -
   Preferred stock dividends                        29         15         -
   Other tax effects                                 2        (12)        -
                                               -------   --------   -------
                                               $   199   $    164   $   312
                                               =======   ========   =======

The Bank has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts which differs from the provision charged to income in the financial statements. Retained earnings at September 30, 1999 include approximately $643,000, representing tax bad debt provisions through 1987, for which no deferred federal income tax liability has been recorded.

Deferred tax assets  (liabilities)  are  comprised of the following at September
30:

                                                           1999       1998
                                                           ----       ----
   Supplemental employee retirement agreement            $     61   $    34
   Pension liability                                           59         -
   Loans, principally due to allowance for losses              24         -
   Depreciation                                                12         8
                                                         --------   -------
      Total deferred tax assets                               156        42

   Federal Home Loan Bank stock dividends                     (69)     (141)
   Loans, principally due to allowance for losses               -       (99)
   Servicing rights                                          (262)        -
                                                         --------   -------
      Total deferred tax liabilities                         (331)     (240)
                                                         --------   -------
         Net deferred tax liabilities                    $   (175)  $  (198)
                                                         ========   =======


                                  (Continued)
                                       50

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 12 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The   approximate   carrying  amount  and  estimated  fair  value  of  financial instruments at September 30 is as follows:

                                   ........1999.......   .......1998........
                                           ----                 ----
                                  Approximate            Approximate
                                   Carrying    Estimated  Carrying    Estimated
                                    AMOUNT    FAIR VALUE   AMOUNT     FAIR VALUE
                                  ----------- ---------- -----------  ----------
   Financial assets
      Cash and cash equivalents     $  4,705   $ 4,705   $  5,327   $ 5,327
      Securities                         697       672        959       950
      Loans, net of allowance for
       loan losses                    67,974    69,775     71,666    72,589
      Loans held for sale              2,464     2,464        328       328
      Federal Home Loan Bank stock       404       404        382       382
      Accrued interest receivable        613       613        608       608

   Financial liabilities
      Demand deposits                (21,079)  (21,079)   (18,797)  (18,797)
      Savings deposits                (5,129)   (5,129)    (5,199)   (5,199)
      Time deposits                  (47,032)  (47,132)   (49,558)  (49,719)
      Advance payments by borrowers
       for taxes and insurance          (818)     (818)      (863)     (863)
      Federal Home Loan Bank Advances      -         -       (800)     (800)
      Debentures                      (3,629)   (3,661)    (3,629)   (3,752)
      Accrued interest payable          (176)     (176)      (168)     (168)

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




                                  (Continued)
                                       51

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




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

While the above estimates are based on management's judgment of the most appropriate factors, there is no assurance that if the Company disposed of these items on September 30, 1999, the fair value would have been achieved, because the market value may differ depending on the circumstances. The estimated fair values at September 30, 1999 should not necessarily be considered to apply at subsequent dates.



                                  (Continued)
                                       52

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 13 - MERGER AND FORMATION OF HOLDING COMPANY

On April 1, 1998, First Federal Savings Bank became a wholly-owned subsidiary of The Bryan-College Station Financial Holding Company through an agreement and plan of merger. The Company issued 200,000 shares of common stock at a price of $10 per share and 3,629 units, each unit consisting of a $1,000 debenture bearing an interest rate of 11.5% due March 31, 2003 and nine detachable warrants. Each warrant entitles the unit holder to purchase one share of Company common stock for $12.50 through March 31, 2003. Existing stockholders of First Federal Savings Bank exchanged one share of existing First Federal common stock for two and one-half shares of new holding company stock or sold their common stock for cash of $24.07 per share. The Bank preferred stock was not affected by the reorganization and is recorded as minority interest in the consolidated statements of financial condition.

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

Issuance costs totaling $276,000 were deducted from the proceeds of the shares sold in the formation of the new holding company.


NOTE 14 - PARENT COMPANY ONLY FINANCIAL INFORMATION

                           CONDENSED BALANCE SHEET
                         September 30, 1999 and 1998

   ASSETS
   Cash                                         $       27        $     441
   Equity interest in bank subsidiary                5,828            5,256
   Other assets                                        860              764
                                                ----------        ---------
                                                $    6,715        $   6,461
                                                ==========        =========

   LIABILITIES AND STOCKHOLDERS' EQUITY
   Notes payable                                $    3,629        $   3,629
   Accrued interest and other liabilities               98               89
                                                ----------        ---------
      Total liabilities                              3,727            3,718

   Minority interest                                   873              873

   Stockholders' equity
      Common stock                                       4                4
      Additional paid-in capital                     2,060            1,849
      Retained earnings                                 51               17
                                                ----------        ---------
         Total stockholders' equity                  2,115            1,870
                                                ----------        ---------
                                                $    6,715        $   6,461
                                                ==========        =========

                                  (Continued)
                                       53

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 14 - PARENT COMPANY ONLY FINANCIAL INFORMATION (Continued)

                        CONDENSED STATEMENT OF INCOME
                     For the year ending September 30, 1999
             and the period April 1, 1998 through September 30, 1998


                                                   1999             1998
                                                   ----             ----
   Income
      Interest income                           $        8        $       3
      Dividends from bank subsidiary                   156                -
      Other income                                       -               10
                                                ----------        ---------
         Total income                                  164               13

   Expenses
      Interest expense                                 425              210
      Other expenses                                   290              256
                                                ----------        ---------
         Total expenses                                715              466
                                                ----------        ---------

   LOSS BEFORE EQUITY IN UNDISTRIBUTED                (551)            (453)
     EARNINGS OF SUBSIDIARY

   Equity in undistributed earnings of Bank
    subsidiary                                         572              310
                                                ----------        ---------


   Income (loss) before income tax benefit              21             (143)

   Income tax benefit                                 (224)            (160)
                                                ----------        ---------
   Net income                                   $      245        $      17
                                                ==========        =========




                                  (Continued)
                                       54

     THE BRYAN-COLLEGE STATION FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                Years ended September 30, 1999, 1998, and 1997
                         (Table amounts in thousands)




NOTE 14 - PARENT COMPANY ONLY FINANCIAL INFORMATION (Continued)

                      CONDENSED STATEMENT OF CASH FLOWS
                    For the year ending September 30, 1999
           and the period April 1, 1998 through September 30, 1998


   CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                   $      245     $      17
      Adjustments to reconcile net income to
        net cash provided by operating activities:
         Equity in undistributed earnings of
          subsidiary                                     (572)         (310)
         Amortization of debt issuance and
           reorganization costs                           100            67
         Increase in other assets, net of
           liabilities                                   (187)         (242)
            Net cash used in operating activities        (414)         (468)

   CASH FLOWS FROM FINANCING ACTIVITIES
      Net proceeds from issuance of common stock            -         1,724
      Net proceeds from issuance of debentures              -         3,128
      Purchase and retirement of Bank stock                 -        (3,943)
                                                   ----------     ---------
         Net cash provided by financing activities          -           909
                                                   ----------     ---------

   Change in cash and cash equivalents                   (414)          441

   Cash and cash equivalents at beginning of period       441             -
                                                   ----------     ---------
   CASH AND CASH EQUIVALENTS AT END OF PERIOD      $       27     $     441
                                                   ==========     =========

   Supplemental disclosures of cash flow information
      Cash paid during the period for
         Interest                                  $      417     $     121




                                  (Continued)
                                       55

                             CORPORATE INFORMATION

------------------------------------------------------------------------------

------------------------------------------------------------------------------


Annual Meeting

     The annual meeting of the Holding Company will be held on February 24, 2000 at 3:00 p.m., Bryan, Texas time, at the main office of the Holding Company located at 2900 Texas Avenue, Bryan, Texas.

Market Information

      The Holding Company's common stock is listed on the OTC Electronic Bulletin Board under the symbol "BCSF."

      The following table sets forth the high and low bid prices of the Holding Company's common stock for the periods indicated. The information set forth in the table below was provided by the OTC Electronic Bulletin Board. The information reflects inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.


                      Fiscal 1999              Fiscal 1998
               ----------------------------------------------------

                 High     Low  Dividends  High    Low   Dividends
               ----------------------------------------------------


First Quarter  $10.000   $8.000  $---    $   N/A     N/A   $---

Second Quarter   8.265    7.273   ---        N/A     N/A    ---
Third Quarter    7.159    7.159   ---        N/A     N/A    ---
Fourth Quarter   5.568    5.000   ---     10.375   8.000    ---


      At December 24, 1999 there were 595 holders of the Holding Company's common stock and 428,409 shares of common stock issued and outstanding. At December 29, 1999, the last known sales price of the Holding
Company's common stock was $9.25 per share.

      The Holding Company pays dividends upon the determination of the Board of Directors in its discretion that such payment is consistent with the long-term interests of the Combined Company. The factors affecting this determination include the Combined Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions, general business practices and other relevant factors. The Holding Company did not declare cash dividends on its common stock during fiscals 1998 and 1999. However, First Federal paid an aggregate of $ 88,000 in quarterly cash dividends on its preferred stock in 1999.

      First Federal may not declare or pay a cash dividend or repurchase shares of its stock if the effect thereof would be to cause its regulatory capital to be reduced below the amount required for the liquidation account or to meet applicable regulatory capital requirements. Federal regulations limit the Bank's capital distributions such that the proposed distribution, combined with dividends already paid for the year, does not exceed its net income for the calendar year- to- date plus retained net income for the previous two years. In addition, the Bank must give the OTS thirty days notice prior to the declaration of a dividend.

Annual Report on Form 10-KSB and Other Investor Information

      The Bryan-College Station Financial Holding Company will furnish upon written request at no charge to any stockholder a copy of its Annual Report on Form 10-KSB for the year ended September 30, 1999 and the exhibits thereto required to be filed with the SEC under the Securities Exchange Act of 1934 by writing to:

            George Koenig
            Executive Vice President and
            Stockholder Relations Officer
            The Bryan-College Station Financial Holding Company
            2900 Texas Avenue
            Bryan, Texas  77802
            (409) 779-2900

     Please provide a copy of the written request to J. Stanley Stephen, President and CEO of the Company at the address stated above.

Transfer Agent and  Registrar

            Harris Trust and Savings Bank
            700 Louisiana Street, Suite 3350
            Houston, Texas  77002
            (713) 546-9705



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

                           THE BRYAN-COLLEGE STATION
                           FINANCIAL HOLDING COMPANY




BOARD OF DIRECTORS:
Richard L. Peacock, Chairman of the Board/Retired
 Owner/Office Supply

Ernest Wentrcek, Vice Chairman of the
 Board/Retired Texas A&M and Owner/W&W Realty

Charles Neelley, Secretary-Treasurer of the Board of
 Directors for the Holding Company and the Bank/
 Retired Texas A&M and Travel/Business

J. Stanley Stephen, President/CEO, First Federal
 Savings Bank

Ken L. Hays, Owner, Aggieland Travel

Roland Ruffino, Co-Owner/Readfield Meats

Robert Conaway, Owner/Progress Supply

George Koenig, Executive Vice President,
 First Federal Savings Bank

Joseph W. Krolczyk, Owner/President, KESCO
 Restaurant Equipment Supply Inc.

Gary A. Snoe, Owner/President, Snoe Inc.  Specialty
 Tool and Die

Helen Chavarria, Housing Management Specialist for the Brazos Valley Council of Government, and area recruiter for Amnesty and Instructional, Assistant for Region IV Educational Service Center located in
 Huntsville, Texas

OFFICERS OF THE BRYAN-COLLEGE STATION FINANCIAL
HOLDING COMPANY

J. Stanley Stephen, President and Chief Executive
 Officer

William Wantuck, Chief Financial Officer